UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cable One, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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210 E. Earll Drive Phoenix, AZ 85012

April 16, 2021

Dear Fellow Stockholders:

I am pleased to announce the details of the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Cable One, Inc. (the “Company”). The Annual Meeting will be held at the Company’s headquarters, 210 E. Earll Drive, Phoenix, Arizona, 85012, on Friday, May 21, 2021, at 8:00 a.m., local time. It will also be streamed via a live audio webcast available on our investor relations website at ir.cableone.net or by visiting https://services.choruscall.com/links/cabo210521.html.

We remain sensitive to the continuing public health concerns surrounding the COVID-19 pandemic. Accordingly, to support the well-being of our associates and stockholders, we are recommending that you join the webcast rather than attending the Annual Meeting in person this year. We are actively monitoring the pandemic and vaccine distributions rates as well as the protocols that Federal, state and local governments may impose. In the event that we are required, or determine it is prudent, to restrict in-person attendance to the Annual Meeting, we will make an announcement as promptly as practicable in advance of the Annual Meeting via a press release that will be posted on our investor relations website and will also be filed with the Securities and Exchange Commission as additional proxy materials.

Included with this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting.

Your vote is important. As always, we encourage you to vote your shares as soon as possible prior to the Annual Meeting. You may vote over the internet as well as by telephone, or, if you requested to receive printed proxy materials, by returning a proxy card or voting instruction form in the envelope provided.

Sincerely,

/s/ Julia M. Laulis

Julia M. Laulis

Chair of the Board, President and

Chief Executive Officer

CABLE ONE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2021

The 2021 Annual Meeting of Stockholders of Cable One, Inc. (the “Company”) will be held at the Company’s headquarters, 210 E. Earll Drive, Phoenix, Arizona, 85012, on Friday, May 21, 2021, at 8:00 a.m., local time, for the following purposes:

1.

To elect four directors to hold office until the 2022 Annual Meeting of Stockholders and until their respective successors are elected and qualified, as more fully described in the accompanying Proxy Statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021.

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers for 2020.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on April 5, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. Please sign and return your proxy card or voting instruction form at your earliest convenience. You may also vote your shares by telephone or over the internet. If you choose to vote your shares by telephone or over the internet, please follow the instructions in the enclosed Proxy Statement and proxy card or voting instruction form. You may revoke your proxy at any time before it has been voted at the meeting. You may vote in person at the meeting even if you have previously given your proxy. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions as provided by your broker, bank or other nominee; however, you may not vote such shares in person at the meeting unless you have a proxy executed in your favor by your broker, bank or other nominee.

By Order of the Board of Directors,

/s/ Peter N. Witty

Peter N. Witty

Secretary

Phoenix, Arizona

April 16, 2021

CABLE ONE, INC.

210 E. Earll Dr.

Phoenix, Arizona 85012

PROXY SUMMARY

This Proxy Summary highlights information described in more detail elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Cable One, Inc. 2021 Annual Meeting of Stockholders (the “Annual Meeting”)

Date and Time:	Friday, May 21, 2021, at 8:00 a.m., local time
Place:	Cable One, Inc. Headquarters, 210 E. Earll Drive, Phoenix, Arizona, 85012
Webcast:	ir.cableone.net or https://services.choruscall.com/links/cabo210521.html
Record Date:	April 5, 2021

These proxy solicitation materials, including this Proxy Statement and the accompanying proxy card or voting instruction form, were first distributed and made available on or about April 16, 2021 to all stockholders entitled to vote at the Annual Meeting.

Voting Matters and Board Recommendations

The Board of Directors (the “Board”) of Cable One, Inc. (the “Company, “we,” “us,” “our” or “Cable One”) unanimously recommends you vote as follows:

Proposal	Board Recommendation	Page for Additional Detail
1. Election of Directors: The election of the four directors named in this Proxy Statement to hold office until the 2022 Annual Meeting of Stockholders and until their respective successors are elected and qualified or as otherwise provided in our Amended and Restated By-laws (“By-laws”)	FOR each nominated director ☑	10
2. Ratification of Appointment of Independent Registered Public Accounting Firm: The ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of our Company for the year ending December 31, 2021	FOR ☑	21
3. Advisory Vote to Approve Executive Compensation for 2020: The approval, on a nonbinding advisory basis, of the compensation of our named executive officers (“NEOs”) for 2020 (also referred to as the “say-on-pay” vote)	FOR ☑	46

Cable One, Inc. ▪ 2021 Proxy Statement  |  1

Company Highlights

Operational Highlights

■

We added a record 82,000 residential data customers, which excluded a net of approximately 14,000 additional residential data customers from our acquisition and disposition activity in 2020. That growth resulted in an organic addition (excluding customers added at the time of closing of each of our various acquisitions since 2015) of over 50% more customers in 2020 than we had in the four-and-a-half year period between our spin-off and the end of 2019.

■	Our customer-focused pandemic response initiatives included:
○	Participated in the Federal Communications Commission’s (the “FCC”) “Keep Americans Connected Pledge”;
○	Creation of video chat applications that enabled our technicians to install and troubleshoot service while keeping our customers and employees safe;
○	Setting up free public Wi-Fi hotspots and offering a low-cost 15 Megabit per second residential data service for the first three months;
○	Member of the “K-12 Bridge to Broadband” initiative, which helps school districts and states provide internet access for students in low-income households; and
○	Donated $300,000 to Meals on Wheels and local food banks and $50,000 to K-12 schools for back to school supplies.

■

We further strengthened our commitment to diversity, equity and inclusion, working to foster an environment in which all employees and customers are valued. In 2020, we established an Inclusion and Diversity Advisory Board made up of individuals from across our organization and ranging from frontline employees to members of management. We held our inaugural “Diversity Week,” released an Allyship Guide and launched learning and engagement strategies, such as unconscious bias training. Through our expanded corporate giving program we continued our ongoing partnership with Arbor Day Foundation as well as our Chromebooks for Kids initiative through which we donate Chromebooks to Title I schools in our markets, helping to ensure low-income students have the devices they need to participate in virtual learning. We also made donations to EmbraceRace and the Equal Justice Initiative.

■

In 2020, we acquired Valu-Net LLC, an all-fiber internet service provider headquartered in Kansas (“Valu-Net”), and completed five strategic investments with a cumulative book value of nearly $750 million to further our vision to provide high-quality broadband service to small cities and large towns throughout rural America.

Financial Highlights

■

Net income was $304.4 million in 2020, an increase of 70.4% year-over-year. Adjusted EBITDA was $674.1 million, an increase of 18.5% year-over-year. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures,” for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable measure under generally accepted accounting principles in the United States (“GAAP”).

■

Net cash provided by operating activities was $574.4 million, an increase of 16.8% year-over-year. Adjusted EBITDA less capital expenditures was $380.9 million, an increase of 24.2% year-over-year. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures,” for the definition of Adjusted EBITDA less capital expenditures and reconciliations to net income and net cash provided by operating activities, as applicable, which are the most directly comparable measures under GAAP.

■	Total stockholder return as of December 31, 2020 was 50.4% on a one-year basis and 48.0% on a compounded three-year basis.

2  |  Cable One, Inc. ▪ 2021 Proxy Statement

Governance Highlights

■	90% of the Board is independent, and our gender and racially diverse Board is comprised of 60% female directors.

■

Our average Board tenure is approximately seven years with only one Board member having served more than six years. Over the last two years, we have added three diverse directors to our 10-person Board.

■

We are in the process of declassifying our Board over a three-year phase-in period after our stockholders, upon the unanimous recommendation of our Board, approved the elimination of our classified Board structure to provide for the annual election of directors at our 2020 Annual Meeting of Stockholders.

■	We maintain robust executive and non-employee director stock ownership guidelines.

■	Our Clawback Policy allows for the forfeiture and recoupment of incentive compensation in the event of financial restatements, legal or compliance violations and various forms of misconduct.

■	We prohibit hedging and pledging of our securities by all executives, directors and other members of our restricted trading population.

■	We have a majority voting requirement in uncontested director elections.

■	We do not have a stockholder rights plan.

■

Every member of our Audit, Compensation and Nominating and Governance Committees are independent under New York Stock Exchange (“NYSE”) listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

Proposal 1: Election of Directors (page 10)

The following tables present certain information, as of April 5, 2021, concerning each nominee for election as a director at, and each director whose term of office will continue after, the Annual Meeting.

Director Nominees
Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
Thomas S. Gayner	59	2015	Co-Chief Executive Officer of Markel Corporation	✔ (Lead Independent Director)	Executive; Nominating and Governance	3
Deborah J. Kissire	63	2015	Retired Ernst & Young LLP partner	✔	Audit	3
Thomas O. Might	69	1995	Retired Executive Chairman of Cable One	✔	—	0
Kristine E. Miller	57	2019	Former Senior Vice President, Chief Strategy Officer of eBay	✔	Compensation; Nominating and Governance	0

  Cable One, Inc. ▪ 2021 Proxy Statement  |  3

Class I and II Directors Continuing in Office
Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
Brad D. Brian	68	2015	Chair of the law firm Munger, Tolles & Olson LLP	✔	Compensation; Nominating and Governance	0
Julia M. Laulis	58	2017	Chair of the Board, President and Chief Executive Officer of Cable One		Executive	1
Mary E. Meduski	62	2019	President and Chief Financial Officer of TierPoint, LLC and Cequel III, LLC	✔	Audit; Nominating and Governance	0
Sherrese M. Smith	49	2020	Partner at the law firm Paul Hastings LLP	✔	Nominating and Governance	1
Wallace R. Weitz	71	2015	Founder of Weitz Investment Management, Inc.	✔	Compensation; Executive	1
Katharine B. Weymouth	54	2015	Former Publisher and Chief Executive Officer of Graham Holdings Company (“GHC”)	✔	Audit; Compensation	2

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm (page 21)

The following table provides summary information regarding the aggregate fees billed to the Company for professional services rendered by PwC for 2020 and 2019.

	2020	2019
Audit Fees	$2,639,156	$2,675,539
Audit-Related Fees	15,453	16,000
Tax Fees	—	—
All Other Fees	2,700	4,000
Total	$2,657,309	$2,695,539

Executive Compensation (page 23)

We have a performance-based compensation philosophy, and the key objectives of our executive compensation program are as follows:

■	Attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of our short- and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through meaningful ownership of our stock by executives and by rewarding stockholder value creation.

■	Ensure that total compensation opportunities are competitive.

4  |  Cable One, Inc. ▪ 2021 Proxy Statement

The following charts show the components of 2020 target total direct compensation for our CEO and our other NEOs (except one newly hired NEO) and the percentage that is at-risk.

Proposal 3: Advisory Vote to Approve Executive Compensation for 2020 (page 46)

We are asking stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this Proxy Statement. Although the say-on-pay vote is advisory and therefore non-binding, the Board and the Compensation Committee value the input of our stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program. At our 2020 Annual Meeting of Stockholders, nearly 99% of the votes cast were in favor of our say-on-pay proposal.

Who Can Vote

Stockholders of record as of the close of business on April 5, 2021 (the “Record Date”) may vote at the Annual Meeting. Each of your shares—whether held (i) directly in your name as stockholder of record or (ii) in street name—entitles you to one vote with respect to each proposal to be voted on at the Annual Meeting. However, street name stockholders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares.

How to Cast Your Vote

You can vote using any of the following methods:

Over the internet at www.proxyvote.com or scan the QR code on your proxy card or voting instruction form with your mobile device. We encourage you to vote this way.
By toll-free telephone at 1-800-690-6903.
By completing and mailing your proxy card or voting instruction form.

By attending the Annual Meeting and voting in person. However, due to the continuing public health concerns surrounding the COVID-19 pandemic, you are encouraged to vote in advance utilizing one of the other methods described above and to join the webcast of the Annual Meeting rather that attending in person. Stockholders of record (that is, if your shares are registered in your name and not in “street name”) will be on a list held by the inspector of elections. Street name stockholders must obtain a proxy executed in their favor from the institution that holds their shares, whether it is their brokerage firm, bank or other nominee, and present it to the inspector of elections in order to vote at the Annual Meeting.

Cable One, Inc. ▪ 2021 Proxy Statement  |  5

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

MAY 21, 2021

This Proxy Statement contains information relating to the Annual Meeting of Cable One, or any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board is making this proxy solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to Be Held on May 21, 2021

Our Proxy Statement and Annual Report to Stockholders are available at

www.proxyvote.com

Other Questions and Answers

Q:	Will any other matters be voted on?
A:

We are not aware of any matters to be voted on other than those referred to in this Proxy Statement. If any other matter is properly brought before the Annual Meeting, Julia M. Laulis and Steven S. Cochran, acting as your proxies, will vote your shares at their discretion.

Q:	What else should I know about voting?
A:

If you hold shares in “street name” (that is, your shares are held in a brokerage account by a broker, bank or other nominee, also known as a “beneficial owner”), you should follow the voting instructions provided by your broker, bank or other nominee.

If you wish to vote over the internet or by telephone, your vote must be received by 11:59 p.m., Eastern Time, on the day before the Annual Meeting. After that time, internet and telephone voting will not be permitted, and a stockholder of record wishing to vote who has not previously submitted a signed proxy card or voting instruction form must vote in person at the Annual Meeting. Stockholders of record will be on a list held by the inspector of elections. Street name stockholders must obtain a proxy executed in their favor from the institution that holds their shares, whether it is their brokerage firm, bank or other nominee, and present it to the inspector of elections in order to vote at the Annual Meeting. Voting in person by a stockholder at the Annual Meeting will replace any previous votes submitted by proxy.

Your shares will be voted as you indicate. If you are a stockholder of record and you sign and return a proxy card but do not indicate your voting preferences, Julia M. Laulis and Steven S. Cochran, acting as your proxies, will vote your shares in accordance with the Board’s recommendations specified in the Proxy Summary under “Voting Matters and Board Recommendations.”

Q:	Can I change my vote?
A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the Annual Meeting:

■	By entering a new vote over the internet or by telephone by 11:59 p.m., Eastern Time, on the day before the Annual Meeting;

■	By returning a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

■	By voting in person at the Annual Meeting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares. Only the latest validly executed proxy that you submit will be counted.

6  |  Cable One, Inc. ▪ 2021 Proxy Statement

Q:	What is a broker non-vote?
A:

If you hold your shares in street name and do not provide voting instructions to your broker, NYSE rules grant your broker discretionary authority to vote your shares on “routine matters” at the Annual Meeting, including for the ratification of PwC as our independent registered public accounting firm for 2021 in Proposal 2. However, the proposals regarding the election of directors and say-on-pay are not considered “routine matters.” Furthermore, some brokers are electing to not exercise the discretionary authority granted to them pursuant to NYSE rules when they have not received instructions from their street name holders. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares:

■

will be voted on Proposal 2 if your broker chooses to exercise its discretionary authority to vote your shares and will not be voted on Proposals 1 and 3 (resulting in a “broker non-vote” with respect to each of those proposals); or

■	will not be voted on Proposal 2 if your broker chooses to not exercise its discretionary authority to vote your shares (resulting in your shares not being represented at the Annual Meeting).

“Broker non-votes” will be counted as present for purposes of determining a quorum and will have no effect on Proposals 1 and 3. Therefore, we urge you to promptly provide voting instructions to your broker or other nominee so that your shares are voted on all proposals.

Q:	What vote is required to approve a proposal?
A:

If a quorum is present at the Annual Meeting, the following chart describes the voting requirements for approval and the effect of abstentions and “broker non-votes” on each proposal. Stockholders may cast a “for,” “against” or “abstain” vote with regard to any director nominee or proposal.

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1. Election of Directors	Receipt of a majority of the votes cast at the Annual Meeting, meaning that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that nominee	No effect	No effect
2. Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting	No effect	No effect (brokers have discretion to vote on this proposal)
3. Advisory Vote to Approve Executive Compensation for 2020	Affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting	No effect	No effect

Q:	What happens if a director nominee who is duly nominated does not receive a majority of the votes cast?
A:

In accordance with our By-laws, any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after the Company certifies the voting results. In that case, the remaining members of the Board will consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-against vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, the Company must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Q:	Who will count the vote?
A:

Votes cast in person or by proxy at the meeting will be tabulated by the inspector of elections appointed for the meeting, who will determine whether a quorum is present. The inspector of elections need not be a stockholder, and no director or nominee for the election as a director may be appointed the inspector of elections.

Cable One, Inc. ▪ 2021 Proxy Statement  |  7

Q:	Where can I find the voting results of the Annual Meeting?
A:	We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Q:	Who can attend the Annual Meeting in-person, and can I join the Annual Meeting any other way?
A:

The Annual Meeting will be streamed for stockholders and other interested parties via a live audio webcast available on our investor relations website at ir.cableone.net or by visiting https://services.choruscall.com/links/cabo210521.html.

As we remain sensitive to the continuing public health concerns surrounding the COVID-19 pandemic and to support the well-being of our employees and stockholders, we are recommending that you join the webcast rather than attending the Annual Meeting in person this year. We are actively monitoring the pandemic and vaccine distributions rates as well as the protocols that Federal, state and local governments may impose. Except in the event that we are required, or determine it is prudent, to restrict in-person attendance at the Annual Meeting, all stockholders of record as of the close of business on April 5, 2021 can attend the Annual Meeting. If in-person attendance restrictions are imposed, we will make an announcement as promptly as practicable in advance of the Annual Meeting via a press release that will be posted on our investor relations website and will also be filed with the SEC as additional proxy materials. Street name stockholders may be asked to show proof of ownership in order to be admitted to the Annual Meeting.

If you join the live audio webcast, you will not be able to vote nor will your presence be counted for purposes of determining whether a quorum is present at the Annual Meeting. Accordingly, you are encouraged to vote in advance of the Annual Meeting over the internet, by toll-free telephone or by completing and mailing your proxy card or voting instruction form, as indicated above. In addition, stockholders and other interested parties listening via the live audio webast will not be able to pose questions.

Q:	What do I need to do to attend the Annual Meeting?
A:

While we recommend that you join the webcast rather than attending the Annual Meeting in person, in order to be admitted to the Annual Meeting you may be asked to present proof of ownership of our common stock as of the Record Date. This can be a brokerage statement or letter from a broker, bank or other nominee indicating your ownership as of the Record Date, a proxy card or a legal proxy or voting instruction form provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders may also be asked to present a form of photo identification such as a driver’s license or passport.

Seating at the Annual Meeting will be on a first-come, first-served basis upon arrival at the Annual Meeting following social distancing and masking guidelines recommended by the Centers for Disease Control and Prevention. All Annual Meeting attendees will also be required to wear masks, which helps us to protect the health and safety of our our fellow employees, our stockholders and the community.

Backpacks, cameras, recording equipment and other electronic recording devices will not be permitted inside the Annual Meeting.

Failure to follow the Annual Meeting rules or permit inspection will be grounds for exclusion from the Annual Meeting.

Q:	Can I bring a guest?
A:	No. In-person attendance at the Annual Meeting is for stockholders only.

Q:	What is the quorum requirement of the Annual Meeting?
A:

A majority of the votes entitled to be cast by the outstanding shares of common stock entitled to vote generally on the business properly brought before the Annual Meeting must be present in person or by proxy to constitute a quorum for the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present at the Annual Meeting. As of the Record Date, there were 6,034,547 shares of our common stock outstanding and entitled to vote.

8  |  Cable One, Inc. ▪ 2021 Proxy Statement

Q:	Who is soliciting proxies?
A:

Solicitation of proxies is being made by our management on behalf of the Board through the mail, in person, over the internet or by telephone, without any additional compensation being paid to such members of management. The cost of such solicitation will be borne by us. In addition, we have requested brokers and other custodians, nominees and fiduciaries to forward proxy cards and proxy soliciting material to stockholders, and we will pay their fees and reimburse them for their expenses in so doing.

Q:	What other information about Cable One is available?
A:	The following information is available:

■

We maintain on our investor relations website, ir.cableone.net, copies of our Annual Report on Form 10-K; Annual Report to Stockholders; Corporate Governance Guidelines; Code of Business Conduct and Ethics; charters of the Audit, Compensation, Executive and Nominating and Governance Committees; Policy Statement Regarding Director Nominations and Stockholder Communications (the “Policy Statement”); and other information about the Company.

■

In addition, printed copies of these documents will be furnished without charge (except exhibits) to any stockholder upon written request addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012.

■	Amendments to, or waivers granted to our directors and executive officers under, the Code of Business Conduct and Ethics, if any, will be posted on our website.

Q:	Can I receive materials relating to the Annual Meeting electronically?
A:

To assist us in reducing costs related to the Annual Meeting, stockholders who vote over the internet may consent to electronic delivery of mailings related to future annual stockholder meetings. We also make our Proxy Statements and Annual Reports available online and may eliminate mailing hard copies of these documents to those stockholders who consent in advance to electronic distribution. If you are voting over the internet, you may consent online at www.proxyvote.com when you vote. If you hold shares in street name, please also refer to information provided by the broker, bank or other nominee for instructions on how to consent to electronic distribution.

Cable One, Inc. ▪ 2021 Proxy Statement  |  9

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board is currently divided into three classes, designated Class I, Class II and Class III, with staggered three-year terms, such that the term of one class expires at each annual meeting of stockholders. At our 2020 Annual Meeting of Stockholders, our stockholders approved our Amended and Restated Certificate of Incorporation (the “Charter”) to declassify the Board beginning with the Annual Meeting and provide for the annual election of all directors phased in over a three-year period. In accordance with this phase-in period, the nominees listed below and at each subsequent annual meeting are being proposed for election to one-year terms (until the first annual meeting of stockholders next following the director’s election and until the director’s successor is elected and qualified). As a result, our Board will be fully declassified following our 2023 Annual Meeting of Stockholders. Our Charter and By-laws provide that the number of the directors of the Company will be fixed from time to time by the Board.

There are four Class III directors whose term of office expires in 2021. The nominees for election as directors, to serve for a one-year term until the 2022 Annual Meeting of Stockholders and until their successor is elected and qualified, are Thomas S. Gayner, Deborah J. Kissire, Thomas O. Might, and Kristine E. Miller. All nominees are currently directors of the Company.

The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In choosing directors and nominees, the Company seeks individuals of the highest personal and professional ethics, integrity, business acumen and commitment to representing the long-term interests of our stockholders and other stakeholders. In respect of its composition, the Board considers the diversity, skills and experience of prospective nominees in the context of the needs of the Board and seeks directors who are “independent” under applicable law and listing standards. Although our Corporate Governance Guidelines and the Policy Statement do not prescribe specific standards regarding Board diversity, the Board considers, as a matter of practice, the diversity of prospective nominees (including incumbent directors), both culturally and in terms of the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. While diversity and the variety of viewpoints, backgrounds and experiences represented on the Board are always considered, the Board believes that a prospective nominee should not be chosen nor excluded solely or principally because of factors such as race, creed, color, religion, national origin, sex/gender, affectional or sexual orientation, gender identity, age or disability.

The Board is committed to evaluating diverse candidates for every vacancy, and it will include women and persons of color in each candidate pool from which non-incumbent director nominees are selected, consistent with its past practice. Over the last two years, the Board has elected three new female directors, including one racially diverse director.

Directors are elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept their nomination or election. In the event that any nominee for election withdraws or for any reason is not able to serve as a director, the individuals acting as your proxies may vote for such other person as the Board may nominate.

The following table presents certain information, as of April 5, 2021, concerning each nominee for election as a director at, and each director whose term of office will continue after, the Annual Meeting.

Name	Age	Director Since	Current Class	Position	Expiration of Term as Director
Julia M. Laulis	58	2017	I	Chair of the Board, President and Chief Executive Officer	2022
Brad D. Brian*	68	2015	I	Director	2022
Thomas S. Gayner*	59	2015	III	Lead Independent Director	2021
Deborah J. Kissire*	63	2015	III	Director	2021
Mary E. Meduski*	62	2019	II	Director	2023
Thomas O. Might*	69	1995	III	Director	2021
Kristine E. Miller*	57	2019	III	Director	2021
Sherrese M. Smith*	49	2020	II	Director	2023
Wallace R. Weitz*	71	2015	II	Director	2023
Katharine B. Weymouth*	54	2015	I	Director	2022

* Independent Director

In addition to the information presented below regarding each nominee’s specific qualifications, skills, attributes and experience that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated established records of accomplishment in areas relevant to our strategy and operations and share characteristics identified in our Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Policy Statement as essential to a well-functioning deliberative body, including honesty, integrity, judgment, acumen, ethics, financial literacy, independence, competence, diligence and commitment to the interests of all stockholders to build long-term stockholder value.

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All of the directors and nominees have held senior positions as leaders of complex organizations and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, legal, compensation, leadership development, compliance and risk management. They have significant experience in corporate governance and oversight through their positions as senior executives and as directors of public companies and other institutions. These skills and experience are pertinent to our current and evolving business strategies, as well as to the Board’s oversight role, and enable the directors to provide diverse perspectives about the complex issues facing the Company.

The following matrix and biographies highlight significant qualifications, skills, attributes and experience of each of our directors who is a nominee for election as a director or whose term of office will continue after the Annual Meeting. The matrix is a summary only; therefore, it does not include all of the qualifications, skills, attributes and experience that each director offers, and the fact that a particular qualification, skill, attribute or experience is not listed does not mean that a director does not possess it.

	Data, Video, Voice / Communications / Media Industry Experience	Leadership Experience	Governance / Outside Board Experience	Financial / Accounting Expertise	Legal Expertise	Diversity
Brad D. Brian		✔	✔		✔
Thomas S. Gayner	✔	✔	✔	✔
Deborah J. Kissire	✔	✔	✔	✔		✔
Julia M. Laulis	✔	✔	✔			✔
Mary E. Meduski	✔	✔	✔	✔		✔
Thomas O. Might	✔	✔	✔
Kristine E. Miller		✔	✔			✔
Sherrese M. Smith	✔	✔	✔		✔	✔
Wallace R. Weitz		✔	✔	✔
Katharine B. Weymouth	✔	✔	✔		✔	✔

Nominees for Election for a Term Expiring at the 2022 Annual Meeting of Stockholders

Thomas S. Gayner

Mr. Gayner has served as Co-Chief Executive Officer of Markel Corporation, a publicly traded financial holding company headquartered in Glen Allen, Virginia, since January 2016 and as a director since August 2016. He also served as President and Chief Investment Officer of Markel Corporation from May 2010 until December 2015 and as a director of Markel Corporation from 1998 to 2003. Since 1990, he has served as President of Markel-Gayner Asset Management Corporation. Previously, he was a certified public accountant at PwC and a Vice President of Davenport & Company LLC in Virginia. Mr. Gayner serves on the boards of Colfax Corporation and GHC. He also serves on the board of The Davis Series Mutual Funds.

Mr. Gayner brings to the Board the leadership, management oversight and financial skills gained in his role as a senior manager and director of Markel Corporation as well as other public company boards.

In considering the nomination of Mr. Gayner to serve an additional term as a director, the other members of the Nominating and Governance Committee (on which Mr. Gayner serves as Chair) and the Board carefully examined and assessed Mr. Gayner’s roles with and obligations to entities other than the Company, including his position as an executive officer of Markel Corporation and his services as a board member of other public companies, including our former corporate parent, GHC. Among the numerous benefits derived from Mr. Gayner’s service as a director, the Board believes that his experience, perspective and insights all strongly align with our long-term focus; his presence on and helping lead the Board provides stability and continuity in light of the shift in our strategic focus over the last decade to being a broadband-centric connectivity provider as well as in our evaluation, execution and/or integration efforts related to multiple acquisitions and strategic investments; and his deep understanding of and involvement with various stakeholders stemming from his roles at other companies provides a unique and valuable resource to Cable One. The Nominating and Governance Committee and the Board also took note of Mr. Gayner’s perfect attendance record in 2019 and 2020 at meetings of the Board and of the Committees on which he served as well as his exceptional attendance record in his nearly six years of service on our Board (having attended all but two of his Board and Committee meetings during that time). Furthermore, Mr. Gayner has vigorously discharged his leadership roles as our Lead Independent Director and as Chair of the Executive and Nominating and Governance Committees, both in preparedness and active participation, and he continues to be a valuable member of the Board with sufficient capacity to devote the necessary time and attention to matters concerning the Board. After a thorough evaluation of all of these considerations, as well as the leadership, management oversight and financial skills brought to the Board by Mr. Gayner, the Nominating and Corporate Governance Committee unanimously recommended and the Board unanimously re-nominated Mr. Gayner for election to the Board.

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Deborah J. Kissire

Ms. Kissire retired as a partner of Ernst & Young LLP, an independent registered public accounting firm, in July 2015 after a 36-year career. At the time of her retirement, Ms. Kissire served as Ernst & Young’s Vice Chair and East Central Region Managing Partner as well as a member of the Americas Executive Board. Ms. Kissire serves on the boards of Axalta Coating Systems Ltd., Celanese Corporation and Omnicom Group Inc., and she has served on the boards of Goodwill Industries of Greater Washington and Junior Achievement USA.

Ms. Kissire brings to the Board her significant experience in public company financial reporting, accounting and internal control matters.

Thomas O. Might

Mr. Might has been a member of the Board of Cable One since 1995. Prior to his retirement from Cable One in December 2017, Mr. Might served as Executive Chairman in 2017, as Chairman of the Board from 2015 to 2017, as Chief Executive Officer from 1994 to 2016 and as President from 1994 to 2014.

Mr. Might joined The Washington Post Company (now named Graham Holdings Company) in 1978 as assistant to publisher Donald E. Graham after serving a summer internship at the newspaper in 1977. He was promoted to Vice President-Production in 1982 and served in that position until 1987, when he became Vice President-Production and Marketing. In 1991, Mr. Might was named Vice President-Advertising Sales. In 1993, Mr. Might was promoted to President and Chief Operating Officer of Cable One. He became President and Chief Executive Officer of Cable One in 1994 and was elected to the Board in 1995. Mr. Might was a Combat Engineer Officer in the U.S. Army from 1972 to 1976.

Mr. Might brings to the Board leadership and management oversight skills as well as intimate knowledge and perspective about the Company’s history, strategic and operational opportunities and challenges, economic and industry trends, and the competitive and financial positioning of the Company based on his various executive roles at Cable One.

Kristine E. Miller

Ms. Miller served as Senior Vice President, Chief Strategy Officer for eBay, a global ecommerce marketplace, from September 2014 until February 2020. Prior to joining eBay, Ms. Miller was a Partner and Director at Bain & Company, a global management consulting firm, from 1990 until 2014. At Bain, Ms. Miller served in numerous leadership roles, including Chair of Bain’s Compensation and Promotion Committee. Ms. Miller currently serves on the boards of Neiman Marcus Group; Chairish, an online, high-end home furnishings marketplace; and Reflect, a privately held mental health platform. She has served on the boards of the eBay Foundation, Bain & Company, the California Chamber of Commerce and Junior Achievement of the Bay Area.

Ms. Miller brings to the Board her extensive experience, including working with company management and boards, on matters related to strategic leadership, marketing, technology, operations and organizational effectiveness across various industries as well as expertise related to acquisition and integration activities.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

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Directors Continuing in Office

Brad D. Brian

Mr. Brian is a national trial lawyer and Chair of the law firm Munger, Tolles & Olson LLP, having practiced there for more than 39 years. A complex civil and criminal litigator, Mr. Brian is a Fellow in the American College of Trial Lawyers and the International Academy of Trial Lawyers. Mr. Brian has represented numerous Fortune 500 corporations in lawsuits and government investigations. This work has included trials, regulatory investigations and internal corporate investigations. He also has defended companies against more than 40 lawsuits filed under the qui tam provisions of the False Claims Act. Mr. Brian is the co-editor of Internal Corporate Investigations (ABA 4th Ed. 2017). Mr. Brian was named a “Litigator of the Year” by The American Lawyer in 2016. He serves on several non-profit boards, including the board of trustees of the UC Berkeley Foundation.

Mr. Brian brings to the Board his experience as a litigator and corporate advisor and his understanding of legal matters that may arise at Cable One.

Julia M. Laulis

Ms. Laulis has been Chair of the Board since January 2018, Chief Executive Officer and a member of the Board since January 2017 and President of Cable One since January 2015.

Ms. Laulis joined Cable One in 1999 as Director of Marketing – Northwest Division. In 2001, she was named Vice President of Operations for the Southwest Division. In 2004, she became responsible for starting Cable One’s Phoenix Customer Care Center. In 2008, she was named Chief Operations Officer, and in 2012, she was named Chief Operating Officer. In January 2015, she was promoted to President and Chief Operating Officer.

Prior to joining Cable One, Ms. Laulis served in various marketing management positions with Jones Communications. Ms. Laulis began her 35-plus-year career in the cable industry with Hauser Communications.

Ms. Laulis serves on the boards of The AES Corporation, C-SPAN, CableLabs and The Cable Center, and she is a trustee of the C-SPAN Education Foundation.

In addition to being the Company’s President and Chief Executive Officer, Ms. Laulis brings to the Board her significant operational and leadership experience as well as intimate knowledge and perspective about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company based on her various executive roles at Cable One.

Mary E. Meduski

Ms. Meduski has served as President and Chief Financial Officer and a director of TierPoint, LLC, a leading national provider of information technology and data center services, since December 2015. She also serves as President and Chief Financial Officer of Cequel III, LLC, TierPoint’s management company. Prior to joining TierPoint, Ms. Meduski served as Executive Vice President and Chief Financial Officer of Suddenlink Communications from 2006 until 2015. Before joining Suddenlink Communications, Ms. Meduski served as Executive Vice President and Chief Financial Officer of AAT Communications Corp., the largest privately owned wireless tower company in the United States at the time. Prior to joining AAT Communications, she was a Managing Director in the Media and Communications Investment Banking Groups of TD Securities and BankBoston Securities. Ms. Meduski is a member of the Cornell University Board of Trustees.

Ms. Meduski brings to the Board her significant leadership, financial and operating experience in the communications, media and technology industries.

Sherrese M. Smith

Ms. Smith has served as a corporate partner at Paul Hastings LLP since August 2013. She is a member of the firm’s media, technology and telecommunications practice and serves as Vice-Chair of the firm’s data privacy and cybersecurity practice. Prior to joining Paul Hastings, Ms. Smith served as Chief Counsel to Chairman Julius Genachowski at the FCC from July 2009 to June 2013. She was Vice President and General Counsel of Washington Post Digital from July 2002 to July 2009. Ms. Smith serves on the boards of NortonLifeLock Inc., America’s Public Television Stations (APTS) and the Philip Merrill College of Journalism at the University of Maryland.

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Ms. Smith brings to the Board her experience in counseling companies on complex transactional and regulatory issues involving media, communications and technology companies, including regarding data privacy and cybersecurity, as well as her insights having previously served at the FCC.

Wallace R. Weitz

Mr. Weitz founded the investment management firm Weitz Investment Management, Inc. in 1983 as Wallace R. Weitz & Company and has since served in various roles at Weitz Investment Management, including Chief Investment Officer, President and Portfolio Manager. Mr. Weitz manages the Partners III Opportunity Fund and co-manages the Partners Value Fund and Hickory Fund, each of which is managed by Weitz Investment Management. Mr. Weitz has served as a Trustee of the Weitz Funds since 1986. Mr. Weitz began his career in New York as a securities analyst before joining Chiles, Heider & Co. in Omaha, Nebraska in 1973. There, he spent 10 years as an analyst and portfolio manager. Mr. Weitz is on the board of trustees for Carleton College and serves on various other non-profit boards.

Mr. Weitz brings to the Board his substantial finance experience as an investor in public companies.

Katharine B. Weymouth

Ms. Weymouth served as Publisher and Chief Executive Officer of The Washington Post, the newspaper division of The Washington Post Company, from February 2008 until October 2014. Prior to becoming Publisher and Chief Executive Officer, Ms. Weymouth served in a number of different business roles at The Washington Post, including as Vice President of the advertising department. She began her career as an attorney, practicing for eight years, including as a judicial clerk on the U.S. Court of Appeals for the 9th Circuit for one year, as a litigator at the law firm of Williams & Connolly LLP for several years and in the legal department at The Washington Post for multiple years. Ms. Weymouth is a Senior Advisor to dineXpert, a group buying service for independent restaurants, after having previously served in the roles of Chief Operating Officer and President. Ms. Weymouth serves on the boards of GHC and Republic Services, Inc. She also serves as a director of the Sequoia Fund and at two private companies—Xometry and Empower. In addition, she is a trustee for the Philip L. Graham Fund, the Chair of the Board for The Greater Washington Community Foundation and an Advisory Board member of FiscalNote.

Ms. Weymouth brings to the Board public company leadership, management oversight and operational expertise gained through her various senior roles with and directorships at public and private companies as well as historical knowledge of our business from her time as a director of GHC.

There are no family relationships among any of our directors and executive officers.

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CORPORATE GOVERNANCE

Board Committees and Meeting Attendance

The standing committees of the Board consist of the Audit Committee, Compensation Committee, Executive Committee and Nominating and Governance Committee. As discussed in more detail below, each of the Audit, Compensation and Nominating and Governance Committees is comprised entirely of independent directors, consistent with the definition of “independent” under NYSE listing and SEC rules standards applicable to boards of directors generally and board committees in particular.

Each committee of the Board operates under a written charter that is maintained on our website, ir.cableone.net/govdocs, and has the authority to hire at the expense of the Company independent legal, accounting, compensation, financial or other advisors as it deems necessary or appropriate.

The following table summarizes the current membership of our 10-person Board and each of its committees, as well as the number of times the Board and each committee met during 2020.

Director	Board	Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
Brad D. Brian*	✔		✔		✔
Thomas S. Gayner*	Lead Independent Director			Chair	Chair
Deborah J. Kissire*	✔	Chair
Julia M. Laulis	Chair			✔
Mary E. Meduski*	✔	✔			✔
Thomas O. Might*	✔
Kristine E. Miller*	✔		✔		✔
Sherrese M. Smith*	✔				✔
Wallace R. Weitz*	✔		Chair	✔
Katharine B. Weymouth*	✔	✔	✔
Number of Meetings	6	7	4	4	4

* Independent Director

Each director attended at least 75% of the total number of meetings of the Board and the committees of the Board on which the director served during their term of service in 2020.

As we are a part of the United States’ critical infrastructure, and our continued operation was and is essential to connectivity services that are vital during the COVID‐19 pandemic, during 2020, our Board members also regularly interacted on an informal basis to monitor the evolving situation caused by and the effects of the pandemic on our business and to review and discuss our responses to the pandemic to support the well-being of our employees, customers, suppliers, business partners and others.

Audit Committee

The functions of the Audit Committee include, among other duties, overseeing:

■	management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls);

■	the integrity of our financial statements;

■	our compliance with legal and regulatory requirements;

Cable One, Inc. ▪ 2021 Proxy Statement  |  15

■	the qualifications and independence of our independent registered public accounting firm;

■	the performance of our internal audit function;

■	the independent registered public accounting firm’s annual audit of our financial statements; and

■	the preparation of certain reports required by the rules and regulations of the SEC.

The Board has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” directors within the meaning of the listing standards of the NYSE. All members of the Audit Committee have also been determined to be “independent” within the meaning of the SEC rules applicable to service on audit committees. None of the members of the Audit Committee has accepted, other than in such person’s capacity as a Board or Board committee member, any consulting, advisory or other compensatory fee from the Company or its affiliates.

The Board has determined that each of Mses. Kissire and Meduski has the requisite background and experience to be and was designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to their extensive experience, as discussed under “Proposal 1: Election of Directors.” In addition, the Board has determined that all of the members of the Audit Committee are well grounded in financial matters and are familiar with GAAP. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to consulting with external experts, such as the Company’s independent registered public accounting firm, PwC. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

Compensation Committee

The functions of the Compensation Committee include, among other duties:

■	determining and approving the compensation of our Chief Executive Officer;

■	reviewing and approving the compensation of our other executive officers;

■	overseeing the administration and determination of awards under our compensation plans;

■

overseeing our human capital programs, policies and practices, such as associate development, talent management, organizational culture and diversity and inclusion initiatives (except with respect to matters that are within the scope of responsibility of another committee of the Board); and

■	preparing any report on executive compensation required by the rules and regulations of the SEC.

All members of the Compensation Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE and SEC rules applicable to service on compensation committees.

Executive Committee

The functions of the Executive Committee include, among other duties:

■	reviewing and providing guidance to the Board and to senior management of the Company regarding the Company’s strategy, operating plans and operating performance; and

■	performing such other duties or responsibilities as may be delegated to the Committee from time to time by the Board.

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Nominating and Governance Committee

The functions of the Nominating and Governance Committee include, among other duties:

■	overseeing our corporate governance practices;

■	reviewing and recommending to our Board amendments to our By-laws, Charter, committee charters and other governance policies;

■	reviewing and making recommendations to our Board regarding the structure of our various board committees;

■	identifying, reviewing and recommending to our Board individuals for election to the Board;

■	adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for membership on our Board;

■	overseeing the Chief Executive Officer succession planning process, including an emergency succession plan;

■	reviewing the leadership structure for our Board;

■	overseeing our Board’s annual self-evaluation; and

■	overseeing and monitoring general governance matters, including communications with stockholders and regulatory developments relating to corporate governance.

All members of the Nominating and Governance Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

In order to help assure the highest levels of business ethics at Cable One, our Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, which are maintained on our website, ir.cableone.net/govdocs.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for the governance of the Company. Among other things, our Corporate Governance Guidelines address: director qualifications; Board operations, structure and leadership; director compensation; management review and succession; and director orientation and continuing education. The Corporate Governance Guidelines also provide for annual self-evaluations by the Board and its committees.

The Board has not established limits on the number of terms a director may serve prior to their 75th birthday; however, no director may be nominated to a new term if he or she would be age 75 or older at the time of the election, unless the Board, upon recommendation of the Nominating and Governance Committee, determines that it is in the best interests of the Company and its stockholders for the director to continue to serve on the Board for an additional term.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to our directors, officers and employees. The Code of Business Conduct and Ethics is designed to deter wrongdoing and contains policies pertaining to, among other things, compliance with applicable laws, rules and regulations; the responsible use of and control over our assets and resources; the integrity of records, reports and financial statements; political contributions and activities; anti-bribery and anti-corruption laws; conflicts of interest and corporate opportunities; employment matters, including equal employment opportunity and anti-harassment and non-discrimination; fairness in business practices; antitrust laws; electronic communications and information security; confidential information; securities trading; government investigations; ethics hotline availability; and accountability for adherence to the Code of Business Conduct and Ethics and prompt internal reporting of any possible violations thereof.

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Director Nomination Process

Under our By-laws, stockholders of record are able to nominate persons for election to our Board only by providing proper written notice to our Secretary at our address set forth in this Proxy Statement. Proper notice must be timely, generally between 90 and 120 days prior to the relevant meeting (or, in the case of annual meetings, prior to the first anniversary of the prior year’s annual meeting), and must include, among other information, the name and address of the stockholder giving the notice, a representation that such stockholder is a holder of record of our common stock as of the date of the notice, certain information regarding such stockholder’s beneficial ownership of our securities and any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a representation as to whether such stockholder intends to solicit proxies. In addition, in the event a stockholder of record desires to bring any other business before the meeting, proper notice must include a brief description of such other business the stockholder proposes to bring before the meeting and the reason for conducting such business.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Our By-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures.

Our Corporate Governance Guidelines and the Policy Statement contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating future director candidates. The Policy Statement sets forth our Nominating and Governance Committee’s general policy regarding the consideration of candidates proposed by stockholders; a description of the minimum criteria used by the Nominating and Governance Committee in evaluating candidates for the Board; a description of the Nominating and Governance Committee’s process for identifying and evaluating director nominees (including candidates recommended by stockholders); and the general process for communications between stockholders and the Board. Spencer Stuart, a national outside director search firm that we retained in 2018, assisted in identifying Ms. Miller, who was elected by the Board in September 2019 and is a nominee for election at the Annual Meeting.

Majority Voting for Directors

Our By-laws provide for majority voting in uncontested director elections, and any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after the Company certifies the voting results. In that case, the remaining members of the Board would consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-against vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, the Company must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Director Independence

As set forth in our Corporate Governance Guidelines, the majority of directors must be “independent” according to the criteria for independence established by the NYSE. Our Corporate Governance Guidelines also require that all members of each of the standing committees of the Board (other than the Executive Committee) must be independent, including any enhanced independence standards applicable to a particular committee, and none of the members of the standing committees (other than the Executive Committee) may have a material relationship with the Company. In order to determine that a director is independent, the Board must make an affirmative determination that the director satisfies applicable regulatory and NYSE listing requirements to be an independent director of the Company and that the director is free of any other relationship that would interfere with the exercise of independent judgment by such director. The Board has determined that the following directors are independent: Mr. Brian, Mr. Gayner, Ms. Kissire, Ms. Meduski, Mr. Might (beginning in 2021), Ms. Miller, Ms. Smith, Mr. Weitz and Ms. Weymouth. The Board also determined that prior to his retirement as a member of the Board in February 2021, Mr. Spoon was independent.

Executive Sessions of the Non-Management Directors

The listing standards of the NYSE call for the non-management directors of the Company to meet at regularly scheduled executive sessions without management. Mr. Gayner serves as Lead Independent Director of the Board, and he presides at the executive sessions of the Board. In 2020, the non-management directors regularly met in executive sessions outside the presence of any employee director or management, and the non-management directors expect to meet in executive session in 2021 as appropriate.

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Board Leadership Structure

As set forth in our Corporate Governance Guidelines, the Board supports flexibility in determining its leadership structure by not requiring the separation of the roles of Chair of the Board and Chief Executive Officer. The Board believes that the Company and its stockholders are best served by maintaining this flexibility rather than mandating a particular leadership structure.

We currently do not separate the roles of Chair of the Board and Chief Executive Officer as Ms. Laulis serves in both roles. The Board believes that Ms. Laulis’ service as both Chair of the Board and Chief Executive Officer is in the best interests of the Company and that this structure is appropriate because Ms. Laulis possesses in-depth strategic and operational knowledge of the opportunities and challenges facing the Company and has played a critical role in the growth of the Company during her more than 20-year career at Cable One through her experiences as an employee, executive and director of Cable One. Her dual role promotes decisive leadership, accountability and clarity in the overall direction of the Company’s business strategy as well as effective decision-making and strategic alignment between the Board and the Company’s senior management. The Board also believes that this approach facilitates clear and consistent communication of the Company’s strategy to all stakeholders and that, in consultation with our Lead Independent Director, Ms. Laulis is best positioned to develop agendas that focus on matters that merit Board attention.

As provided in our Corporate Governance Guidelines, to ensure the Board’s independence and proper functioning, the Board also appoints a Lead Independent Director who must be independent according to the criteria for independence established by the NYSE. Mr. Gayner currently serves in this capacity. The Lead Independent Director typically chairs executive sessions of Board meetings and consults with Ms. Laulis and senior management regarding issues to be included in Board meeting agendas. The Lead Independent Director is also expected to collaborate with Ms. Laulis, along with the other members of the Executive Committee, in reviewing key operational and other matters and to act as a liaison between Ms. Laulis and the non-management directors. The role of the Lead Independent Director is to provide strong leadership of the non-management directors and help the Board provide effective independent oversight of the Chair of the Board and Chief Executive Officer.

Phase-out of Classified Board Structure

We are in the process of declassifying our Board over a three-year phase-in period as discussed in greater detail in Proposal 1 and below. Pursuant to the Charter, the phase-in will have the following effects:

■	the nominees elected at the Annual Meeting (and at each subsequent annual meeting) will be elected for one-year terms;

■	beginning with the 2022 Annual Meeting of Stockholders, a majority of the directors will be elected annually; and

■	following the 2023 Annual Meeting of Stockholders, the entire Board will be elected annually.

As a result, our Board will be fully declassified following our 2023 Annual Meeting of Stockholders.

Board’s Role in Risk Oversight

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Audit Committee plays a key role in risk oversight, particularly with respect to financial reporting, accounting, and compliance matters; the Compensation Committee addresses the risk profile of the Company’s compensation program and arrangements as well as various human capital programs, policies and practices; and the Nominating and Governance Committee oversees corporate governance-related risk associated with our governance practices and profile and cybersecurity matters.

Risk oversight activities are supported by internal reporting structures that aim to surface directly to the Board key matters that can affect the Company’s risk exposures as well as by our leadership structure as described above. The Company has a Disclosure Controls Committee that reports directly to the Audit Committee on certain matters relating to the Company’s public disclosures. The Company also has an enterprise risk management (“ERM”) program designed to identify, assess, prioritize, manage and mitigate major risk exposures that could affect our ability to execute on our corporate strategy and fulfill our business objectives. Our ERM program is administered by a risk council made up of members of our senior management supported by subject matter experts within our organization. Representatives of the risk council report directly to the Audit Committee to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities, to review the Company’s risk exposure and tolerance and to elevate certain key risks for oversight at the Board level.

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Communicating with Directors

In accordance with the Policy Statement, stockholders and other interested persons seeking to communicate with the Board may submit any communications in writing to the our Secretary, at the address of the Company’s headquarters: 210 E. Earll Drive, Phoenix, Arizona, 85012. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will review all incoming stockholder communications, except for solicitations, junk mail and obviously frivolous or inappropriate communications, and forward such communications, as appropriate, to the full Board or to any individual director or directors to whom the communication is directed.

Annual Meeting Attendance

The Board does not have a policy of requiring directors to attend annual meetings of stockholders; however, the Company generally schedules a Board meeting in conjunction with its annual meeting of stockholders and encourages directors and nominees for director to attend each annual meeting of stockholders. To support the well-being of our employees and stockholders in light of the COVID-19 pandemic, all of our directors virtually attended our 2020 Annual Meeting of Stockholders, except Ms. Laulis who attended in person.

Compensation Committee Interlocks and Insider Participation

Messrs. Brian and Weitz and Mses. Miller and Weymouth served as members of the Compensation Committee in 2020. None of these individuals has ever been an employee of the Company. During 2020, none of our executive officers served on the board of directors or compensation committee of any other entity for which a member of our Board or Compensation Committee served as an executive officer.

Corporate Governance Policies Related to Compensation and Equity

Please refer to the section entitled “Compensation Discussion and Analysis—Corporate Governance Policies” beginning on page 33 of this Proxy Statement for discussion of our stock ownership guidelines and our policies with respect to prohibiting derivative trading, hedging and pledging, clawbacks and the tax deductibility of compensation.

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PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC, an independent registered public accounting firm, has audited the financial statements of our Company for the fiscal year ended December 31, 2020, and has served as our independent auditor since 2014. Our Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and recommends that stockholders vote in favor of the ratification of such appointment. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

We anticipate that representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so with respect to our financial statements for the fiscal year ended December 31, 2020 and the firm’s relationship with the Company and will be available to respond to appropriate questions from stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the duties and responsibilities of the Audit Committee include the pre-approval of audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair our auditor’s independence. Any proposed services exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and pre-approve the services that may be provided by the independent registered public accounting firm as well as revise the list of pre-approved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate to management responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations.

Audit-related services are assurance and other services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. The Audit Committee has determined that the provision of audit-related services reflected in the table below does not impair the independence of the independent registered public accounting firm.

The Audit Committee believes that the independent registered public accounting firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code of 1986, as amended (the “Code”), and related regulations.

The Audit Committee may grant pre-approval of those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer (or other designated officer) and must include a statement from that individual as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. All audit fees, audit-related fees and all other fees were preapproved by the Audit Committee.

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Audit and Other Fees

The following table provides information regarding the aggregate fees billed to the Company for professional services rendered by PwC for 2020 and 2019.

	2020	2019
Audit Fees (1)	$2,639,156	$2,675,539
Audit-Related Fees (2)	15,453	16,000
Tax Fees	—	—
All Other Fees (3)	2,700	4,000
Total	$2,657,309	$2,695,539

(1)

Audit fees for 2020 and 2019 related to the annual audit and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses. Audit fees for 2020 also related to various procedures performed in connection with the Company’s common stock and senior notes private offerings and the Hargray Acquisition Holdings, LLC (“Hargray”) and Mega Broadband Investments Holdings LLC transactions. Audit fees for 2019 also related to the review of financial statements and other financial information of Clearwave Communications (“Clearwave”), Fidelity Communications’ data, video, and voice business (“Fidelity”) as well as services related to the new lease accounting standard, Accounting Standards Codification Topic 842 – Leases.

(2)

Audit-related fees for 2020 and 2019 related to assurance and other services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses.

(3)	All other fees for 2020 and 2019 related to software licensing for finance and accounting research tools provided by PwC.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Named Executive Officers

This Compensation Discussion and Analysis describes the compensation of our NEOs named in the 2020 Summary Compensation Table:

Name	Position
Julia M. Laulis	Chair of the Board, President and Chief Executive Officer (“CEO”)
Michael E. Bowker	Chief Operating Officer (“COO”)
Steven S. Cochran (1)	Senior Vice President and Chief Financial Officer (“CFO”)
James A. Obermeyer (2)	Senior Vice President, Marketing and Sales
Peter N. Witty	Senior Vice President, General Counsel and Secretary

(1)	Effective January 1, 2021, Mr. Cochran’s title was changed to Chief Financial Officer.
(2)	Effective February 24, 2020, Mr. Obermeyer was appointed Senior Vice President, Marketing and Sales.

2020 Highlights

2020 was an extraordinary year beset by profound challenges and uncertainty. Despite the impediments created by the COVID-19 pandemic, we produced impressive operational and financial results in 2020, which resulted in significant value creation for our stockholders. We also launched or expanded various initiatives to deliver on our purpose of keeping our customers connected to what matters most, including in response to the unprecedented events surrounding the pandemic; to strengthen our commitment to diversity, equity and inclusion and corporate social responsibility; and to build our business through strategic investments, acquisitions and organic growth. These efforts are reflected by the following highlights as well as the operational highlights listed on page 2 of this Proxy Statement.

■

We added a record 82,000 residential data customers, which excludes a net of approximately 14,000 residential data customers from our acquisition and disposition activity in 2020. That growth resulted in an organic addition (excluding customers added at the time of closing of each of our various acquisitions since 2015) of over 50% more customers in 2020 than we had in the four-and-a-half year period between our spin-off and the end of 2019.

■	Net income was $304.4 million in 2020, an increase of 70.4% year-over-year.

■	Adjusted EBITDA was $674.1 million, an increase of 18.5% year-over-year.

■	Net cash provided by operating activities was $574.4 million, an increase of 16.8% year-over-year.

■	Adjusted EBITDA less capital expenditures was $380.9 million, an increase of 24.2% year-over-year.

■	Total stockholder return as of December 31, 2020 was 50.4% on a one-year basis and 48.0% on a compounded three-year basis.

Executive Compensation and Governance “Best Practices”

Below is a summary of best practices that we have implemented with respect to the compensation of our NEOs, which we believe support our compensation philosophy and are in the best interests of our Company and our stockholders.

✓	Our compensation is aligned with a pay-for-performance philosophy where a substantial portion of executive officer compensation is at-risk and tied to objective performance goals.

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✓

Both annual bonuses and the majority of annual equity incentive awards for executives are based on financial operating performance against pre-defined objective goals (with no discretion to increase payouts).

✓	The Compensation Committee engages an independent compensation consultant.

✓	We maintain robust executive and non-employee director stock ownership guidelines.

✓	Our Clawback Policy allows for the forfeiture and recoupment of incentive compensation in the event of financial restatements, legal or compliance violations and various forms of misconduct.

✓	We prohibit hedging and pledging of our securities by all executives, directors and other members of our restricted trading population.

✓	The Compensation Committee conducts an annual risk assessment of our compensation program.

✓	We do not provide any “single trigger” payments or benefits upon a change of control of the Company.

✓	We do not provide gross-up payments on excise taxes under Section 280G or Section 409A of the Code.

✓	We provide only limited perquisites to our NEOs.

✓

The Cable One, Inc. 2015 Omnibus Incentive Compensation Plan, as amended and restated (the “2015 Plan”) does not allow for the repricing of options or SARs without stockholder approval nor does the 2015 Plan contain an “evergreen” or automatic share replenishment provision.

Our Board and the Compensation Committee value the benefits of maintaining a dialogue with our stockholders to understand their views on our executive compensation program and practices. The Compensation Committee considers the outcome of say-on-pay votes and is devoted to consistently reviewing and enhancing our compensation programs. At our 2020 Annual Meeting of Stockholders, nearly 99% of the votes cast were in favor of our say-on-pay proposal. After evaluating the outcome of the 2020 say-on-pay vote and based upon input from the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation Committee determined that our executive compensation program is aligned with our compensation philosophy and our business strategy.

Highlights of Certain Elements of Our 2020 Compensation Program

Our 2020 compensation program supports our performance-based executive compensation philosophy, which is described below, with lower fixed compensation and higher at‐risk compensation. Target total direct compensation remained below our peers while our financial and operating successes and total stockholder return were above industry peers across most major performance metrics that were evaluated. For 2020:

■

Base Salary – We increased base salaries for each continuing NEO (excluding Mr. Obermeyer) based on individual and Company performance and to address shortfalls compared to competitive market levels. None of our continuing NEOs had received a base salary adjustment since 2018.

■

Annual Cash Incentives – 2020 bonus goals metrics remain unchanged and 2020 target bonus percentages for each NEO were set at the same level as the 2019 target bonus percentages, except for Mr. Cochran whose target bonus percentage was increased by five percentage points to more closely align with competitive market levels.

■

Long-Term Equity Incentives – The Compensation Committee approved changes to our long-term equity incentives to shift from providing ad hoc awards of time-based RSAs and SARs to a structure where the majority of annual equity grant value is provided through performance-based restricted stock awards (“PSAs”) with the balance in time-based restricted stock awards (“RSAs”). The mix of 2020 equity grants remained more performance-based than typical market practice while also supporting retention. 2020 equity grant values were comprised of approximately 67% PSAs and 33% RSAs for Ms. Laulis and approximately 60% PSAs and 40% RSAs for our other continuing NEOs.

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Our Executive Compensation Program and Practices

The Compensation Committee believes that our executive compensation program is appropriately designed to advance stockholder interests through performance-based incentives tied to key financial drivers of long-term stockholder value with retention features. The primary components of our compensation program and associated purposes are as follows:

■	Base Salary – Provide the security of a competitive fixed cash payment for services rendered.

■	Annual Cash Incentives – Motivate strong annual performance and support our objectives by tying any payout to achievement against pre-established financial goals.

■

Long-Term Equity Incentives – Align the interests of executives with those of our long-term stockholders by motivating them to build stockholder value over the life of the grants and beyond and support retention. The majority of annual long-term equity incentives for our executives are tied to achievement against pre-established financial goals through PSAs supplemented by RSAs that include a retention component. Newly hired or promoted executives typically receive long-term equity incentives in the form of RSAs and stock appreciation rights (“SARs”), which are intended to support direct alignment with the interests of our long-term stockholders.

■

Other Benefits – Provide other benefits that are competitive and consistent with the market, including health and welfare benefits that are broadly uniform with those offered to all full-time employees; minimal perquisites, such as relocation and temporary housing assistance for newly hired executives; and limited severance benefits in the event of involuntary termination, which generally provide for partial vesting of outstanding equity awards.

Under our executive compensation program, performance-based incentive compensation comprises a substantial portion of target annual compensation, with 70% or more of average target total direct compensation for our NEOs at-risk. The Compensation Committee considers each component of compensation collectively when establishing the forms and levels of compensation for our NEOs. In determining the appropriate mix of compensation elements for each NEO, our compensation program seeks to balance rewarding performance through annual performance-based cash incentive compensation that encourages achieving and exceeding annual goals and milestones and through long-term equity incentive compensation that is designed to advance our long-term growth strategy and align our NEOs’ interests with those of our stockholders.

The following charts show the components of 2020 target total direct compensation for our CEO and our other NEOs (except one newly hired NEO) and the percentage that is at-risk.

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Objectives of Our Executive Compensation Program

Our performance-based compensation philosophy for executive officers provides incentives to achieve both short- and long-term business objectives, align the interests of our executive officers and long-term stockholders and ensure that we can hire and retain talented individuals in a competitive marketplace.

Key objectives of our executive compensation program are as follows:

■	Attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of our short- and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through meaningful ownership of our stock and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that total compensation opportunities are competitive.

Role of the Compensation Committee and the CEO

The Board has delegated to the Compensation Committee the responsibility of overseeing the administration of our compensation plans and the preparation of all related reports and documents required by the rules and regulations of the SEC. The Compensation Committee annually reviews and approves the corporate goals and objectives upon which the executive compensation program is based. The Compensation Committee evaluates the CEO’s performance in light of these goals and objectives. Furthermore, the Compensation Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to our stockholders for approval.

The Compensation Committee generally meets at least quarterly throughout the year and may meet more often, as required, to address ongoing events. In 2020, the Compensation Committee met four times. Meeting agendas are determined by the Chair of the Compensation Committee with the assistance of our CEO. Our CEO attended all Compensation Committee meetings held during 2020. At the Compensation Committee meetings, our CEO made recommendations to the Compensation Committee regarding the annual base salary, cash incentive compensation and equity compensation of our NEOs (other than our herself). In general, a representative from the Compensation Committee’s independent compensation consultant, FW Cook, and legal counsel also attend Compensation Committee meetings.

Compensation Setting Process

The Compensation Committee determined the compensation of each of our NEOs for 2020. Determinations for our CEO were made after consideration of individual and Company performance for the year, along with an examination of external market data of our industry peer group. For our NEOs other than our CEO, the Compensation Committee’s determinations of compensation were based on the recommendations of our CEO, which reflected consideration of individual and Company performance as well as industry peer group practice. In making its executive compensation decisions, the Compensation Committee does not target a specific percentile for pay, but instead examines external market data of our industry peer group (described in the section entitled “Use of Peer Companies” below) as a guide with respect to all pay elements. The factors that influence the amount of compensation awarded include market competition for a particular position; an individual’s experience inside or outside the Company; compensation history, role and responsibilities within the Company; an individual’s performance; the value of the position within the Company and internal pay equity; succession planning; and the Company’s financial performance.

Independent Compensation Consultant

The Compensation Committee has the sole authority to retain and dismiss an independent compensation consultant. In 2020, the Compensation Committee engaged FW Cook, a national executive compensation consulting firm, as its independent consultant. FW Cook reviewed and provided recommendations concerning all of the elements of the Company’s executive compensation programs for 2020. FW Cook performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. The Compensation Committee assessed the independence of FW Cook pursuant to the rules of the SEC and the NYSE and concluded that FW Cook is independent and no conflict of interest exists with respect to the services it provided to the Compensation Committee.

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Use of Peer Companies

In determining our NEOs’ 2020 compensation, the Compensation Committee, with the help of FW Cook, compared each element of compensation to that of a related industry peer group. The peer group was primarily comprised of publicly traded cable, internet and telecommunications companies of similar size and was supplemented by technology companies with broadly comparable gross margins and capital expenditures as a percentage of revenues. At the time of the FW Cook compensation study, across key size metrics, we were generally in a 40th-to-75th percentile range versus our peers. Our trailing four quarter revenues and employee headcount were near the 40th percentile, EBITDA was near the 65th percentile and market capitalization value (current and 12-month average) approximated the 75th percentile.

In assessing the competitiveness of compensation provided to our NEOs, FW Cook utilized comparative data disclosed in peer companies’ publicly available proxy statements along with other documents filed with the SEC.

We regularly monitor the composition of our peer group and make changes when appropriate. Our peer group remained unchanged for 2020. The following chart shows the companies developed by us for assessing the competitiveness of our NEOs’ 2020 compensation.

2020 NEO Compensation Peer Group
Akamai Technologies	Cogeco	Gogo	ViaSat
Altice USA	Cogent Communications	NII Holdings	Vonage Holdings
ATN International	Consolidated Communications	Shenandoah Telecommunications	WideOpenWest
Cincinnati Bell (1)	GCI Liberty (2)	Telephone and Data Systems	Zayo Group Holdings

(1)	Cincinnati Bell has announced that it it expects that its pending acquisition will close in the first half of 2021, after which the company will cease to be publicly traded.
(2)	GCI Libery was acquired in December 2020 and it is no longer publicly traded.

In determining the structure of our 2020 executive compensation program as well as the individual pay levels of our NEOs, the Compensation Committee considered competitive market data that compared the various elements of compensation provided to our NEOs amounts paid to individuals holding similar positions at companies in our executive compensation peer group. FW Cook worked with management to assess the data and review our compensation practices.

For 2021, the following changes were made to the composition of our peer group: two companies in our industry or with business overlap were added – Iridium Communications and Shaw Communications, and three companies were removed – Gogo (reduced relevance) and NII Holdings and Zayo Group Holdings (lack of data availability because of delisting or acquisition).

Elements of Our Compensation Program

Base Salary

The Compensation Committee reviews executive officer base salaries each year (or otherwise at the time of a new hire or promotion) and makes any adjustments it deems necessary. In setting annual base salary levels, the Compensation Committee takes into account competitive considerations, changes in responsibilities, individual performance, tenure in position, internal pay equity, Company performance, market data for individuals in similar positions, retention, historical practice related to relative cost of living and advice from the Compensation Committee’s independent compensation consultant. The Compensation Committee gives no specific weighting to any one factor in setting the level of base salary and the process ultimately relies on the Compensation Committee’s judgment.

As part of the annual review process for 2020, our continuing NEOs received the base salary increases indicated in the table below based on individual and Company performance and to address shortfalls compared to competitive market salary levels that had grown over several years as none of our continuing NEOs had received a base salary adjustment since January 2018 in the case of Ms. Laulis and Mr. Bowker, and since being hired in April and August 2018 in the cases of Messrs. Witty and Cochran, respectively. The 26.1% and 16.9% increases for Ms. Laulis and Mr. Cochran, respectively, reflected their strong contributions to the Company’s success and the large shortfalls versus their peers’ base salaries at the time.

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The table below reflects 2020 base salary amounts approved by the Compensation Committee (including the annualized 2020 base salary amount for Mr. Obermeyer), 2019 base salary amounts and the dollar and percent change from 2019 base salary amounts for continuing NEOs.

Name	2020 Base Salary (1)	2019 Base Salary	$ Change	% Change
Julia M. Laulis	$725,000	$575,000	$150,000	26.1%
Michael E. Bowker	$385,000	$360,000	$25,000	6.9%
Steven S. Cochran	$380,000	$325,000	$55,000	16.9%
James A. Obermeyer	$250,000	N/A	—	—
Peter N. Witty	$330,000	$315,000	$15,000	4.8%

(1)

In a typical year, our employees are paid on a bi-weekly basis over 26 pay periods. 2020 included an extra pay period, resulting in actual salaries approximately 3.85% higher than in a typical year. The amounts in this column reflect each NEO’s 2020 base salary excluding the impact of the extra pay period. Please refer to the “Salary” column of the 2020 Summary Compensation Table on page 36 of this Proxy Statement for 2020 salary amounts including the impact of the extra pay period.

Annual Cash Incentive Program

Our annual cash incentive program is intended to motivate and reward our NEOs to achieve and exceed annual goals and milestones that are expected to advance our long-term growth strategy.

Each of our NEOs was awarded a cash incentive opportunity at the beginning of 2020, except Mr. Obermeyer whose award was established in connection with his hiring in February 2020, expressed as a percentage of such executive’s base salary, pursuant to the 2020 Annual Executive Bonus Plan (the “2020 Bonus Plan”). The 2020 Bonus Plan provided for payouts based on our financial performance compared to goals set immediately prior to the beginning of 2020. The table below reflects the target bonus as a percentage of base salary for 2020 and 2019 for each NEO.

Name	2020 Target Bonus Percentage	2019 Target Bonus Percentage	% Change
Julia M. Laulis	100%	100%	—
Michael E. Bowker	75%	75%	—
Steven S. Cochran	75%	70%	5%
James A. Obermeyer	50%	N/A	—
Peter N. Witty	50%	50%	—

Mr. Cochran’s target bonus percentage was increased from 70% to 75% of base salary based on individual performance and to more closely align him with competitive market compensation levels.

Payouts are capped at 200% of target, and the Compensation Committee retained discretion to reduce any payouts based on its subjective assessment of Company and/or individual performance results. An NEO must generally be employed on the payment date in order to be eligible to receive a bonus payment under the plan.

Bonus payouts under the 2020 Bonus Plan were subject to the attainment of goals related to Adjusted EBITDA growth and adjusted capital expenditures as a percentage of adjusted total revenues. In order to determine Adjusted EBITDA, we begin with our net income (as defined under GAAP and described in our 2020 Annual Report on Form 10-K, filed on February 26, 2021 (the “2020 Form 10-K”)) and adjust for the items as defined and calculated in Annex A of this Proxy Statement. Furthermore, for purposes of the 2020 Bonus Plan, the Compensation Committee adjusted the calculation of Adjusted EBITDA growth and capital expenditures as a percentage of adjusted total revenues pursuant to a pre-established list of adjustments, which related to acquired or divested businesses or assets (i.e., Clearwave, Fidelity, Valu-Net and our Anniston, Alabama system that was contributed to Hargray (“Anniston”), as applicable), designated fiber expansion projects and incremental upgrades, as summarized in the charts showing our performance results under the 2020 Bonus Plan below.

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We believe that the combination of Adjusted EBITDA growth and adjusted capital expenditures as a percentage of adjusted total revenues reflect our performance across several key dimensions, including profitability, cash outflows for capital expenditures and our ability to fund operations and make additional investments with internally generated funds. As such, performance on these measures was the basis for determining earned bonuses under the 2020 Bonus Plan using the table below:

■	2020 Adjusted EBITDA growth over 2019 Adjusted EBITDA (subject to adjustment as provided above, to the extent applicable); and

■	2020 adjusted capital expenditures as a percentage of adjusted total revenues (subject to adjustment as provided above, to the extent applicable).

			Adjusted EBITDA Growth
			Thresh.						Target					Max.
			<0%	0%	1%	2%	3%	4%	5%	6%	7%	8%	9%	10%
	Max.	15%	0%	65%	78%	91%	104%	117%	130%	156%	182%	200%	200%	200%
Adjusted		16%	0%	61%	74%	86%	98%	110%	123%	147%	172%	196%	200%	200%
Capital		17%	0%	58%	69%	81%	92%	104%	115%	138%	161%	184%	200%	200%
Expenditures		18%	0%	54%	65%	75%	86%	97%	108%	129%	151%	172%	194%	200%
as a	Target	19%	0%	50%	60%	70%	80%	90%	100%	120%	140%	160%	180%	200%
% of		20%	0%	45%	54%	63%	72%	81%	90%	108%	126%	144%	162%	180%
Adjusted		21%	0%	40%	48%	56%	64%	72%	80%	96%	112%	128%	144%	160%
Total		22%	0%	35%	42%	49%	56%	63%	70%	84%	98%	112%	126%	140%
Revenues		23%	0%	30%	36%	42%	48%	54%	60%	72%	84%	96%	108%	120%
	Thresh.	24%	0%	25%	30%	35%	40%	45%	50%	60%	70%	80%	90%	100%

On March 5, 2021, the Compensation Committee certified the results of the performance goals and approved a performance factor of 200% for the 2020 Bonus Plan based on Adjusted EBITDA growth of 12.0% and adjusted capital expenditures as a percentage of adjusted total revenues of 18.8%. The Compensation Committee applied the following pre-established adjustments described above to the performance results under the 2020 Bonus Plan:

Adjusted EBITDA Growth (in millions)		Adjusted Capital Expenditures (“Capex”) as a % of Adjusted Total Revenues (in millions)
2020 Publicly Reported Adjusted EBITDA (1)	$674.1	2020 Publicly Reported Capex (1)	$293.2
Adjustment for EBITDA Related to Acquired Operations and Designated Fiber Expansion Projects	$(0.9)	Adjustment for Capex Related to Acquired Operations, Designated Fiber Expansion Projects and Incremental Upgrades	$(44.6)
2020 Adjusted EBITDA, as Adjusted	$673.2	2020 Capex, as Adjusted	$248.6

2019 Publicly Reported Adjusted EBITDA (2)	$569.0	2020 Publicly Reported Total Revenues (1)	$1,325.2
Adjustment for EBITDA Related to Acquired Operations, Divestitures and Designated Fiber Expansion Projects	$32.3	Adjustment for Revenue Related to Acquired Operations and Designated Fiber Expansion Projects	$(5.2)
2019 Adjusted EBITDA, as Adjusted	$601.3	2020 Total Revenues, as Adjusted	$1,320.0
Adjusted EBITDA Growth	12.0%	Adjusted Capex as a % of Adjusted Total Revenues	18.8%

Note:	All totals were calculated using exact values. Minor differences may exist due to rounding.
(1)

Publicly reported amounts for 2020 include Valu-Net operations and exclude Anniston operations for the periods beginning July 1, 2020 and October 1, 2020, respectively, the dates on which each was acquired or divested, as applicable.

(2)	Publicly reported amounts for 2019 include Clearwave and Fidelity operations for the periods beginning January 8, 2019 and October 1, 2019, respectively, the dates on which each was acquired.

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The Compensation Committee approved the following bonus payments under the 2020 Bonus Plan based on the 2020 performance results and performance factor for our NEOs:

Name	Target Bonus Percentage	Target Bonus	Performance Factor (as a Percentage of Target)	Bonus Payout
Julia M. Laulis	100%	$725,000	200%	$1,450,000
Michael E. Bowker	75%	$288,750	200%	$577,500
Steven S. Cochran	75%	$285,000	200%	$570,000
James A. Obermeyer	50%	$106,557 (1)	200%	$213,115
Peter N. Witty	50%	$165,000	200%	$330,000

(1)	The target bonus amount was pro-rated based on Mr. Obermeyer’s start date.

Long-Term Annual Equity Incentive

The Compensation Committee considers long-term equity incentives to be a critical component of the Company’s executive officer compensation program as they motivate and reward executive officers over the long-term and align their interests with those of our stockholders. Our historical practice was to grant our annual equity awards in the form of PSAs in early January each year. In addition, the Compensation Committee would approve grants of RSAs and SARs to, among other things, further support direct alignment with the interests of our long-term stockholders, promote the retention of management and key employees as well as for new hires, promotions and other special circumstances.

For 2020, the Compensation Committee approved changes to our long-term equity incentives to shift from providing ad hoc awards of time-based RSAs and SARs to a structure where a majority of annual equity grant value is provided through PSAs with the balance provided through time-based RSAs. The mix of 2020 equity grants remains more performance-based than typical market practice while encouraging retention. The 2020 long-term equity grants were comprised of approximately 67% PSAs and 33% RSAs for Ms. Laulis and approximately 60% PSAs and 40% RSAs for our other continuing NEOs. The 2020 target equity grants values were near the 50th percentile for our continuing NEOs.

Equity grants to our NEOs are described in greater detail in the 2020 Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End tables beginning on pages 38 and 39, respectively, of this Proxy Statement.

2020 PSA Grants

For 2020, the Compensation Committee granted our NEOs PSAs under the 2015 Plan. The PSAs granted in 2020 were subject to the attainment of the same goals and performance targets related to Adjusted EBITDA growth and adjusted capital expenditures as a percentage of adjusted total revenues as bonuses under the 2020 Bonus Plan because the Compensation Committee viewed these metrics as key indicators of our performance, as further described in the section entitled “Annual Cash Incentive Program” above. The decision to use the same performance measures for the annual cash bonus plan and PSAs was based on: (1) the belief that these metrics are compelling measures of performance and principle drivers of stockholder value; and (2) challenges in setting and tracking meaningful multi-year performance goals given the company’s organic and inorganic growth and strategy, as highlighted by the Company’s acquisition, strategic investment and divestiture activity since 2019. While earned over a one-year performance period, the PSAs cliff-vest on the third anniversary of the grant date, which supports retention, discourages executive officers from taking excessive risks for short-term gains and fosters alignment with long-term stockholders as the value delivered ultimately is contingent on three-year stock price performance.

The continuing NEOs each received a 2020 PSA grant with a target grant date fair value as reflected in the table below. The PSAs are subject to the terms and conditions of the 2015 Plan as well as an award agreement between the Company and each NEO. PSAs earned based on the achievement of the performance goals described above with respect to 2020 are scheduled to cliff-vest on January 3, 2023, generally subject to continued service with the Company through such date.

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On March 5, 2021, the Compensation Committee certified the results of the performance goals and approved a performance factor of 200% for the 2020 PSA grants based on Adjusted EBITDA growth of 12.0% and adjusted capital expenditures as a percentage of adjusted total revenues of 18.8%. The Compensation Committee applied the pre-established adjustments described in the section entitled “Annual Cash Incentive Program” above to the performance results for the 2020 PSAs. The Compensation Committee approved the following 2020 PSA performance results and performance factor for our continuing NEOs:

Name	Target Grant Date Fair Value of PSAs (1)	Target Number of PSAs	Maximum Number of PSAs	Performance Factor (as a % of Target)	Earned PSAs (2)
Julia M. Laulis	$1,000,025	652	1,304	200%	1,304
Michael E. Bowker	$400,317	261	522	200%	522
Steven S. Cochran	$400,317	261	522	200%	522
Peter N. Witty	$300,621	196	392	200%	392

(1)	Amounts in this column represent the grant date fair value of the PSA awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”).
(2)	Earned PSAs are subject to service-based vesting conditions through January 3, 2023.

2020 RSA Grants

For 2020, the Compensation Committee approved RSA grants of 326 shares to Ms. Laulis, 163 shares each to Messrs. Bowker and Cochran, and 130 shares to Mr. Witty, all of which vest in equal annual installments over four years. The grant date fair value of each RSA grant (computed in accordance with Topic 718) was as follows: Ms. Laulis, $500,012; Messrs. Bowker and Cochran, $250,006; and Mr. Witty, $199,391.

The Compensation Committee also approved two RSA grants in connection with the hiring of Mr. Obermeyer—an initial RSA award with a targeted value equal to approximately three times his base salary on his hire date and a replacement RSA award in respect of equity Mr. Obermeyer forfeited with his prior employer. Mr. Obermeyer’s grant was for an aggregate of 507 shares with a grant date fair value (computed in accordance with Topic 718) of $781,246. 427 RSAs are scheduled to vest on April 1, 2023 and 80 RSAs are scheduled to vest in equal annual installments over four years beginning on April 1, 2021 (in each case, generally subject to his continued employment with us through the applicable vesting date).

2020 SAR Grants

The Compensation Committee approved a grant of 2,000 SARs to Mr. Obermeyer in connection with his hiring. This SAR award was granted at fair market value on the date of grant, vests in equal annual installments over four years and has a ten-year term (generally subject to Mr. Obermeyer’s continued employment with us through the applicable vesting date). The grant date fair value of this SAR award (computed in accordance with Topic 718) was $746,240.

Other Benefits

Our NEOs are entitled to employee benefits generally available to all full-time employees of the Company, including health and welfare benefits. In designing these offerings, we seek to provide an overall level of benefits that is competitive with what is offered by similar companies in the markets in which we operate. In addition, our NEOs are eligible to participate in certain retirement and deferred compensation plans as described in more detail below under “Retirement Benefits.”

Perquisites

We provide our NEOs with very limited perquisites. In 2020, we provided relocation and temporary housing assistance for Mr. Obermeyer pursuant to his offer letter with the Company, for which we did not provide any gross-up payments; we made matching charitable contributions for donations from all of our employees to the Company’s fund that supports employees needing financial assistance following natural disasters, which included a donation by Ms. Laulis; and we reimbursed our NEOs for amounts paid for data, video and voice service in Phoenix, Arizona, a benefit that we provide at no cost to all of our employees who reside in one of our markets. For more information regarding these payments, please refer to the “All Other Compensation” column of the 2020 Summary Compensation Table on page 36 of this Proxy Statement. We did not provide any other perquisites to our NEOs.

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Severance Benefits

Consistent with our practice, we have not entered into any employment or severance agreements that provide for payments or benefits in the event of involuntary termination with any of our NEOs. As such, we do not have any agreements with any of our NEOs that provide cash payments upon a termination of employment or a change of control of the Company (except for the Cable One, Inc. Supplemental Executive Retirement Plan (the “Cable One SERP”) described below in the “Retirement Benefits” section beginning on page 41 of this Proxy Statement).

We do not provide any “single trigger” change of control benefits nor any gross-up payments on excise taxes under Section 280G or Section 409A of the Code. In order to encourage continuity of the executive officers in the event of a change of control and promote the successful execution of the Company’s short- and long-term business strategies, our outstanding equity awards contain a “double trigger” provision, which means the awards only vest upon a qualifying termination of employment that occurs within 18 months following a change of control, as described below in the “Potential Payments Upon Termination or Change of Control” section beginning on page 43 of this Proxy Statement.

Retirement Plans and Agreements

Qualified Defined Contribution Plan

We maintain the Cable One 401(k) Plan, which is a tax-qualified defined contribution plan. We provide matching contributions on up to 5% of an employee’s eligible compensation, up to the salary limit applicable to tax-qualified plans ($285,000 in 2020). Employees, including our NEOs, are eligible to receive matching contributions after one year of service, with matches fully vested when made.

Nonqualified Supplemental Executive Retirement Plan and Nonqualified Deferred Compensation Plans

We maintain a nonqualified supplemental executive retirement plan and a nonqualified deferred compensation plan. Contributions to or deferrals under these plans were not permitted after December 31, 2015.

Explanation and discussion of these frozen retirement plans can be found in the narratives accompanying the Pension Benefits and Nonqualified Deferred Compensation tables beginning on pages 42 and 43, respectively, of this Proxy Statement.

2021 Compensation Actions

2021 Base Salaries

As part of the annual review process, effective January 1, 2021, our NEOs received the base salary increases indicated in the table below based on individual and Company performance and to address shortfalls compared to competitive market levels. Ms. Laulis made a request to the Compensation Committee that she not receive a base salary increase for 2021; however, the Compensation Committee approved a modest increase despite such request in order to bring her base salary closer to the peer median in light of her individual performance and the Company’s exceptional performance during 2020.

Name	2021 Base Salary	2020 Base Salary	$ Increase	% Increase
Julia M. Laulis	$740,000	$725,000	$15,000	2.1%
Michael E. Bowker	$395,000	$385,000	$10,000	2.6%
Steven S. Cochran	$395,000	$380,000	$15,000	3.9%
James A. Obermeyer	$258,000	$250,000 (1)	$8,000	3.2%
Peter N. Witty	$338,000	$330,000	$8,000	2.4%

(1)	The 2020 base salary amount for Mr. Obermeyer is annualized.

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2021 Annual Executive Bonus Plan

At the end of 2020, the Compensation Committee approved the 2021 Annual Executive Bonus Plan (the “2021 Bonus Plan”). Consistent with the 2020 Bonus Plan, each of our NEOs was awarded a cash incentive opportunity at the beginning of 2021 that provides for payouts based on our financial performance compared to goals set immediately prior to the beginning of 2021, with the target bonus percentage for each NEO set at the same level as the 2020 target bonus percentages. Bonus payouts under the 2021 Bonus Plan are subject to the attainment of goals related to year-over-year Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA for 2021, each subject to certain pre-established adjustments as provided in the 2021 Bonus Plan. We changed the capital expenditures performance goal from a percentage of adjusted total revenues basis to a percentage of Adjusted EBITDA basis because of our internal focus on the latter metric and our deemphasis of comparisons that do not effectively reflect our well-established broadband-centric strategy, which diminishes the impact of lower margin video revenues.

2021 PSA and RSA Grants

Effective January 3, 2021, the Compensation Committee approved PSA and RSA grants to the NEOs with target grant date fair values as follows:

2021 PSA and RSA Grants

Name	Target Grant Date Fair Value of PSAs (1)	Target Number of PSAs	Grant Date Fair Value of RSAs (1)	Number of RSAs
Julia M. Laulis	$1,269,800	570	$804,207	361
Michael E. Bowker	$550,247	247	$349,752	157
Steven S. Cochran	$550,247	247	$550,247	247
James A. Obermeyer	$320,792	144	$216,089	97
Peter N. Witty	$320,792	144	$280,693	126

(1)	Amounts in this column represent the grant date fair value of the awards computed in accordance with Topic 718.

The PSAs are scheduled to cliff-vest on January 3, 2024 and the RSAs are scheduled to vest in equal annual installments over four years, generally subject to continued service with the Company through such date and, in the case of the PSAs, the attainment of the same goals and performance targets related to Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA as bonuses under the 2021 Bonus Plan described above. The maximum number of PSAs granted remains 200% of target.

Corporate Governance Policies

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines applicable to our executives, including our NEOs, and our non-employee directors because we believe executives and directors will more effectively pursue the long-term interests of stockholders if they are stockholders themselves.

These guidelines, which were adopted in August 2015, generally require executives to hold stock having a value equal to a multiple of the executives’ base salary and non-employee directors to hold stock having a value equal to a multiple of the non-employee directors’ base cash retainer. RSAs, PSAs (only to the extent earned after the date the Compensation Committee certifies the achievement of the applicable performance goals) and fully owned shares all count towards the guidelines for executives and unvested and deferred restricted stock units (“RSUs”) count towards the guidelines for non-employee directors. SARs are not counted toward compliance with the guidelines nor are unearned PSAs. An executive or non-employee director is expected to achieve the applicable multiple set forth in the guidelines within five years of the date of the executive’s initial election to such position or the non-employee director’s initial election to the Board, except as otherwise approved by the Compensation Committee (the “Compliance Period”). Compliance with these stock ownership guidelines is reviewed annually, and all of our NEOs and non-employee directors were in compliance with the stock ownership guidelines as of December 31, 2020. The stock ownership guidelines applicable to our executives as a multiple of the executives’ base salary are as follows:

Position	Multiple of Base Salary
Executive Chair or CEO	6.0
President or COO	3.5
Senior Vice President	3.0
Vice President	2.0

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Our stock ownership guidelines also include the following provisions:

■	In the case of a promotion to a level with a higher ownership requirement, an additional two-year compliance period will be provided to acquire the incremental shares required.

■	In the case of an executive officer who holds a position at more than one level (e.g., CEO and President), the higher ownership requirement will apply.

■	Shares held in trust and by immediate family members (i.e., spouses and children) and in retirement accounts all count towards the guidelines.

■

During the Compliance Period, up to 50% of net after-tax shares can be sold at the time a PSA, RSA or RSU vests or a SAR is exercised, and the executive or non-employee director will be required to retain the remaining 50% of net after-tax shares until in compliance with the applicable guideline. Once outside of the Compliance Period, if an executive’s or a non-employee director’s ownership falls below the required ownership level, that person will be required to retain 100% of net after-tax shares at the time a PSA, RSA or RSU vests or a SAR is exercised, until in compliance with the applicable guideline.

Prohibition on Derivative Trading, Hedging and Pledging

Our Insider Trading Policy provides that it is inappropriate for any executive officer or director, as well as any other employee who is a member of our restricted trading population, to enter into speculative transactions in our securities and prohibits them from (1) trading derivative securities, such as puts, calls, options and similar instruments; (2) entering into hedging or monetization transactions or similar arrangements, such as collars and forward-sale contracts; (3) engaging in short sale transactions in our securities; and (4) buying our securities on margin or pledging any Company securities as collateral, including borrowing against any account in which such securities are held.

Clawback Policy

Our Clawback Policy provides for the ability to recoup incentive compensation granted, paid or otherwise provided to executives and certain other employees. Below is a summary of events that may trigger action under the policy.

■

Restatement of Financial Results – in the event of a restatement within the preceding three completed fiscal years (other than due to a change in or retrospective application of applicable accounting principles, methods, rules or interpretations) where the impact would have lowered the incentive compensation amount.

■

Legal or Compliance Violations / Misconduct – in the event of fraud or dishonesty by an employee; a willful act (or failure to act) in bad faith to the material detriment of the Company; material noncompliance with Company policies and guidelines, including misconduct, or the grossly negligent failure to supervise an employee who engaged in misconduct, that had a significant negative impact on the Company; intentional manipulation or attempted manipulation of any performance metric, financial indicator or other goal for personal gain; violation of applicable restrictive covenants; and violation of the policy or any other recoupment or clawback policy adopted by the Company to the extent necessary to address the requirements of applicable law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)).

The Board may seek recoupment in any manner it chooses to the extent permitted by law, including reducing current or future incentive compensation awards (except in violation of Section 409A of the Code); requiring reimbursement or repayment of cash-based incentive compensation awards paid (within the previous three-year period); cancelling all or a portion of unvested equity awards, vested equity awards (within the previous three-year period) and any dividends accrued or paid in respect of such equity awards; requiring the return of certain net shares and dividends paid from vested, exercised, settled and sold equity awards (within the previous three-year period); and any other method of reducing the total compensation granted, paid or otherwise provided (within the previous three-year period or any current or future period). For purposes of the policy, incentive compensation includes but is not limited to annual and discretionary bonuses, PSAs, RSAs and SARs.

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Policy with Respect to Tax Deductibility of Compensation

As part of its role, the Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Code. Section 162(m), as in effect prior to 2018, provided that we could not deduct compensation of more than $1.0 million paid in any year to the CEO or any of the three other most highly compensated officers (excluding the CFO), unless the compensation qualified as “performance-based compensation” under Section 162(m). The 2017 Federal tax reform legislation, which was signed into law in December 2017, eliminated the exception for “performance-based compensation” with respect to 2018 and future years. As a result, we expect that, except to the extent that compensation is eligible for limited transition relief applicable to binding contracts in effect on November 2, 2017, compensation over $1.0 million per year paid to any NEO (and any person who was a named executive for any year beginning with 2017) will be nondeductible under Section 162(m).

Compensation Program Risk Assessment

As part of its oversight role, the Compensation Committee considers the impact of our compensation program, policies and practices (both at the executive and below-executive levels), on the Company’s overall risk profile. Specifically, the Compensation Committee, with assistance from our CEO, reviews the compensation plans, incentive plan design, incentive payouts and factors that may affect the likelihood of excessive risk taking to determine whether they present a significant risk to the Company. We believe that our compensation program provides an effective balance in cash and equity mix and short- and longer-term performance periods, and also allows for the Compensation Committee’s application of discretion to override formulaic results. The Company also maintains policies to mitigate compensation-related risk such as stock ownership guidelines, caps on incentive payouts, vesting periods on equity, the Clawback Policy and insider-trading prohibitions as well as independent Compensation Committee oversight. Based on this review, the Compensation Committee determined that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the 2020 Form 10-K.

Wallace R. Weitz, Chairman
Brad D. Brian
Kristine E. Miller
Katharine B. Weymouth

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2020 Summary Compensation Table

The following table shows the compensation paid by the Company during 2020, 2019 and 2018 to our principal executive officer, our principal financial officer and the three other most highly compensated executive officers of the Company who were serving as executive officers as of December 31, 2020 based on 2020 total compensation (except in the case of Mr. Obermeyer who was an NEO in 2020 only).

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Julia M. Laulis	2020	$752,885	—	$1,500,037	—	$1,450,000	$3,438	$28,886	$3,731,808
Chair of the Board, President	2019	$575,000	—	$864,737	$382,840	$828,459	$22,205	$31,062	$2,704,303
and Chief Executive Officer	2018	$575,000	—	$927,100	$339,080	$832,841	—	$26,009	$2,700,030
Michael E. Bowker	2020	$399,808	—	$650,323	—	$577,500	—	$19,073	$1,646,704
Chief Operating Officer	2019	$360,000	—	$344,271	$287,132	$389,015	—	$29,040	$1,409,458
	2018	$360,000	—	$179,621	$339,080	$391,073	—	$21,867	$1,291,641
Steven S. Cochran	2020	$394,615	—	$650,323	—	$570,000	—	$18,122	$1,633,060
Senior Vice President and	2019	$325,000	—	$326,408	$287,132	$327,782	—	$4,807	$1,271,129
Chief Financial Officer	2018	$131,781	—	$974,727	$434,720	$133,612	—	$140,000	$1,814,840
James A. Obermeyer Senior Vice President, Marketing and Sales	2020	$222,730	—	$781,246	$746,240	$213,115	—	$140,375	$2,103,706
Peter N. Witty	2020	$342,692	—	$500,012	—	$330,000	—	$17,635	$1,190,339
Senior Vice President,	2019	$315,000	—	$321,536	$287,132	$226,926	—	$10,531	$1,161,125
General Counsel & Secretary	2018	$236,466	—	$944,679	$328,980	$171,251	—	$120,000	$1,801,376

(1)

In a typical year, our employees are paid on a bi-weekly basis over 26 pay periods. 2020 includes an extra pay period, resulting in actual salaries approximately 3.85% higher than in a typical year. The amounts in this column reflect each NEO’s 2020 salary including the impact of the extra pay period. The 2020 year-end base salaries for our NEOs were as follows:

Name	2020 Year-End Base Salary
Julia M. Laulis	$725,000
Michael E. Bowker	$385,000
Steven S. Cochran	$380,000
James A. Obermeyer	$250,000
Peter N. Witty	$330,000

(2)

Amounts in these columns represent the grant date fair value of the PSA, RSA and SAR awards computed in accordance with Topic 718 and reflect an estimate of the grant date fair value of PSA, RSA and SAR grants made during each year indicated, rather than the amounts paid to or realized by our NEOs. The amounts included for the PSAs granted to each NEO are based on achievement of the underlying performance conditions at target (i.e., 100% of the target award value), which was determined to be the probable outcome at the time of grant. There can be no assurance that the amounts shown will be realized, and amounts could ultimately exceed these calculated fair values. See Note 15 of the Notes to the Consolidated Financial Statements contained in our 2020 Form 10-K for a discussion of the assumptions used in the valuation of the awards.

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Amounts in the “Stock Awards” column represent the grant date fair value of the PSA and RSA awards granted in 2020 as follows:

Name	Stock Awards – Grant Date Fair Value of PSAs	Stock Awards – Grant Date Fair Value of RSAs	Total
Julia M. Laulis	$1,000,025	$500,012	$1,500,037
Michael E. Bowker	$400,317	$250,006	$650,323
Steven S. Cochran	$400,317	$250,006	$650,323
James A. Obermeyer	—	$781,246	$781,246
Peter N. Witty	$300,621	$199,391	$500,012

Set forth below is the maximum value for the PSAs granted to our NEOs during 2020 (i.e., 200% of the target award value) calculated using exact values. Minor differences may exist due to rounding.

Name	Stock Awards – Maximum Value of PSAs
Julia M. Laulis	$2,000,049
Michael E. Bowker	$800,633
Steven S. Cochran	$800,633
James A. Obermeyer	—
Peter N. Witty	$601,242

(3)

Amounts in this column for 2020, 2019 and 2018 represent payments under our bonus plan for each year. The 2020 Bonus Plan is described in further detail in the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Annual Cash Incentive Program” above.

(4)

The amounts shown in this column represent increases, if any, in the present value of Cable One SERP benefits. For 2018, the present value of Cable One SERP benefits for Ms. Laulis decreased $8,076, and thus is not reflected within the table. The Company sponsors a qualified defined benefit pension plan. There were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified. Thus, no such earnings are reflected in the amounts shown in this column.

The values of accumulated plan benefits were determined using a discount rate of 3.24% at December 31, 2020 and December 31, 2019 and 4.27% at December 31, 2018 and using Pri-2012 fully generational white collar mortality table for males and females using Scale MP-2019 at December 31, 2020 and December 31, 2019 and RP-2018 fully generational mortality table for males and females using Scale MP-2018 at December 31, 2018.

See the Pension Benefits table and the “Retirement Benefits” section below for additional information regarding these benefits.

(5)	For 2020, the amounts presented consist of the following:

All Other Compensation

Name	Perquisites (4a)	401(k) Company Contributions (4b)	PSA Dividends (4c)	Relocation and Temporary Housing Allowance (4d)	Total
Julia M. Laulis	$2,450	$14,750	$11,686	—	$28,886
Michael E. Bowker	$450	$14,438	$4,185	—	$19,073
Steven S. Cochran	$450	$14,346	$3,326	—	$18,122
James A. Obermeyer	$375	—	—	$140,000	$140,375
Peter N. Witty	$450	$14,506	$2,679	—	$17,635

(4a)

Amounts in this column represent (i) for Ms. Laulis, a matching charitable contribution for her donation to the Natural Disaster Fund for our employees; and (ii) for each of our NEOs, reimbursement for amounts paid for data, video and voice service in Phoenix, Arizona, a benefit that we provide at no cost to all of our employees who reside in one of our markets.

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(4b)	NEOs are immediately 100% vested in 401(k) Company contributions.

(4c)

Amounts in this column represent dividends attributable to PSAs granted under the 2015 Plan that are not included in the grant date fair value of such PSAs at target, which are reported in the “Stock Awards” column of the 2020 Summary Compensation Table. PSAs are credited with cash dividends, which are subject to the same vesting terms as the underlying award. Dividends on PSAs will not vest unless and until the performance and service conditions applicable to the award have been achieved.

(4d)	The amount in this column represents the value of a one-time relocation and temporary housing allowance provided pursuant to Mr. Obermeyer’s offer letter with the Company.

2020 Grants of Plan-Based Awards

The following table shows information with respect to each plan-based award granted to our NEOs during 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (4) (#)	Options (5) (#)	Awards ($/Sh)	Option Awards (6)
Julia M.	—	—	—	$725,000	$1,450,000	—	—	—	—	—	—	—
Laulis	01/03/2020	12/31/2019	—	—	—	—	652	1,304	—	—	—	$1,000,025
	01/03/2020	12/31/2019	—	—	—	—	—	—	326	—	—	$500,012
Michael E.	—	—	—	$288,750	$577,500	—	—	—	—	—	—	—
Bowker	01/03/2020	12/31/2019	—	—	—	—	261	522	—	—	—	$400,317
	01/03/2020	12/31/2019	—	—	—	—	—	—	163	—	—	$250,006
Steven S.	—	—	—	$285,000	$570,000	—	—	—	—	—	—	—
Cochran	01/03/2020	12/31/2019	—	—	—	—	261	522	—	—	—	$400,317
	01/03/2020	12/31/2019	—	—	—	—	—	—	163	—	—	$250,006
James A.	—	—	—	$106,557	$213,115	—	—	—	—	—	—	—
Obermeyer	04/01/2020	02/03/2020	—	—	—	—	—	—	507	—	—	$781,246
	04/01/2020	02/03/2020	—	—	—	—	—	—	—	484	$1,540.92	$746,240
Peter N.	—	—	—	$165,000	$330,000	—	—	—	—	—	—	—
Witty	01/03/2020	12/31/2019	—	—	—	—	196	392	—	—	—	$300,621
	01/03/2020	12/31/2019	—	—	—	—	—	—	130	—	—	$199,391

(1)	The date in this column is the date the Compensation Committee took action to approve the equity-based award.

(2)

Amounts in these columns represent the target and maximum payouts for the NEOs under the 2020 Bonus Plan (including pro‑rated amounts for Mr. Obermeyer based on his start date). There is no threshold payout with respect to these awards under the 2020 Bonus Plan.

(3)

Amounts in these columns represent PSAs granted under the 2015 Plan as part of our long-term incentive compensation program. There is no threshold payout with respect to the PSAs. The PSAs granted in 2020 were earned at 200% of target, based on the achievement of applicable performance metrics, but remain subject to service-based vesting requirements and are scheduled to cliff-vest on January 3, 2023, generally subject to continued service with the Company through such date. The terms of the PSAs are described in further detail in the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” above.

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(4)

Amounts in this column represent RSAs granted under the 2015 Plan as part of our long-term incentive compensation program. The terms of the RSAs are described in further detail in the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” above.

(5)

Amounts in this column represent the number of shares of our common stock underlying SAR awards calculated based upon the grant date fair value determined in accordance with Topic 718 ($373.12) and the grant date closing stock price as reported by the NYSE ($1,540.92). The SARs vest in four equal ratable installments beginning on the first anniversary of the grant date (generally subject to the holder’s continued employment with the Company through the applicable vesting date) and are otherwise subject to the terms and conditions of the applicable award agreement, a form of which was approved by the Compensation Committee.

(6)

Amounts in this column represent the grant date fair value of PSA, RSA and SAR awards computed in accordance with Topic 718. The amounts included for the PSAs granted to each NEO are based on achievement of the underlying performance conditions at target (i.e., 100% of the target award value), which was determined to be the probable outcome at the time of grant. See Note 15 of the Notes to the Consolidated Financial Statements contained in the 2020 Form 10-K for a discussion of the assumptions used in the valuation of the SAR awards.

Consistent with our practice, we have not entered into any employment agreements with, or guaranteed severance packages to, any of our NEOs.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares underlying exercisable and unexercisable SARs and unvested PSAs and RSAs held by our NEOs on December 31, 2020.

		SAR Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Julia M. Laulis	01/03/2017	2,706	902	$619.66	01/03/2027	—	—
	01/03/2018	682	682	$707.17	01/03/2028	1,424	$3,172,273
	01/03/2019	317	951	$811.96	01/03/2029	1,292	$2,878,215
	01/03/2020	—	—	—	—	1,630	$3,631,183
Michael E. Bowker	01/03/2017	—	360	$619.66	01/03/2027	—	—
	01/03/2018	—	682	$707.17	01/03/2028	367	$817,573
	01/03/2019	238	714	$811.96	01/03/2029	472	$1,051,484
	01/03/2020	—	—	—	—	685	$1,525,990
Steven S. Cochran	10/01/2018	304	608	$871.07	10/01/2028	1,119	$2,492,819
	01/03/2019	238	714	$811.96	01/03/2029	441	$982,425
	01/03/2020	—	—	—	—	685	$1,525,990
James A. Obermeyer	04/01/2020	—	616	$1,540.92	04/01/2030	507	$1,129,452
Peter N. Witty	04/02/2018	—	698	$672.58	04/02/2028	1,288	$2,869,303
	10/01/2018	—	—	—	—	90	$200,495
	01/03/2019	—	714	$811.96	01/03/2029	432	$962,375
	01/03/2020	—	—	—	—	522	$1,162,870

(1)

Generally, outstanding SARs granted under the 2015 Plan are scheduled to vest 25% per year over a four-year period from the date of grant; outstanding RSAs granted under the 2015 Plan are scheduled to either vest 25% per year over a four-year period from the date of grant or cliff-vest on the third anniversary of the grant date; and outstanding PSAs granted under the 2015 Plan are scheduled to cliff-vest on the third anniversary of the grant date.

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The following table shows the grant date and remaining vesting dates of unvested SARs, PSAs and RSAs held by our NEOs on December 31, 2020:

Award Type	Grant Date	Remaining Vesting Date(s)
SAR	January 3, 2017	January 3, 2021
SAR	January 3, 2018	January 3, 2021 and 2022
SAR	April 2, 2018	April 2, 2021 and 2022
SAR	October 1, 2018	October 1, 2021 and 2022
SAR	January 3, 2019	January 3, 2021, 2022 and 2023
SAR	April 1, 2020	April 1, 2021, 2022, 2023 and 2024
PSA	January 3, 2018	January 3, 2021
PSA	January 3, 2019	January 3, 2022
PSA	January 3, 2020	January 3, 2023
RSA	January 3, 2018	January 3, 2021 and 2022
RSA	April 2, 2018	January 3, 2021
RSA	October 1, 2018	January 3, 2021 and October 1, 2021 (1a)
RSA	January 3, 2019	January 3, 2021, 2022 and 2023
RSA	January 3, 2020	January 3, 2021, 2022, 2023 and 2024
RSA	April 1, 2020	April 1, 2021, 2022, 2023 and 2024 (1b)

(1a)	For Mr. Cochran, 1,065 RSAs cliff-vested on January 3, 2021 and 54 RSAs are scheduled to cliff-vest on October 1, 2021. For Mr. Witty, 90 RSAs are scheduled to cliff-vest on October 1, 2021.

(1b)	For Mr. Obermeyer, 427 RSAs are scheduled to cliff-vest on April 1, 2023 and 80 RSAs are scheduled to vest or have vested in equal annual installments over four years beginning on April 1, 2021.

(2)

The PSAs granted in 2018, 2019 and 2020 were subject to performance-based vesting conditions based on the achievement of certain performance goals selected from those specified in the 2015 Plan and were earned at 144.8%, 144.1% and 200.0% of target, respectively, based on the achievement of applicable performance metrics, but remained subject to service-based vesting requirements as of December 31, 2020. The RSAs granted in 2018, 2019 and 2020 are also subject to service-based vesting requirements. The PSAs and RSAs are described in further detail in the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” above.

(3)	Calculated using the closing price of a share of our common stock as reported by the NYSE as of December 31, 2020, the last trading day of 2020 ($2,227.72).

2020 SAR Exercises and Stock Vested

The following table shows a summary of SAR exercises and the vesting of PSAs and RSAs with respect to our NEOs in 2020.

	SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Julia M. Laulis	4,452	$7,449,747	1,438	$2,205,576
Michael E. Bowker	4,936	$8,576,676	356	$546,026
Steven S. Cochran	—	—	50	$76,689
James A. Obermeyer	—	—	—	—
Peter N. Witty	510	$923,625	50	$76,689

(1)	Calculated using the applicable closing price of a share of our common stock based on the applicable exercise or vesting date.

40  |  Cable One, Inc. ▪ 2021 Proxy Statement

Retirement Benefits

Defined Benefit Pension Plans

Certain of our employees, including certain of our NEOs, participate in tax-qualified and/or supplemental defined benefit retirement plans. Prior to our spin-off from GHC (the “spin-off”), Ms. Laulis and Mr. Bowker participated in GHC’s tax-qualified defined benefit plan, the Retirement Plan for GHC (the “GHC Retirement Plan”), and, in the case of Ms. Laulis, the associated nonqualified plan, the GHC Supplemental Executive Retirement Plan (the “GHC SERP”). The GHC Retirement Plan covered most employees of Cable One employed at the time of the spin-off and provided benefits that were based on formulas that take into account base salary and years of service. Such formulas are contained in the individual benefits schedules for the Cash Balance Retirement Program (“CBRP”) and the Secure Retirement Account (“SRA”), as explained in further detail below. Benefits under the GHC Retirement Plan become vested after three or five years of service, depending on which schedules cover the individual employee. Upon the spin-off, the accrued benefits of our participating NEOs under the GHC Retirement Plan became vested and remain the obligation of GHC following the spin-off. GHC will continue to administer the plan, including making payments under the plan, with respect to our current and former employees with vested rights thereunder, including our participating NEOs.

Ms. Laulis and Mr. Bowker have each earned a portion of their pension benefits under different benefits schedules of the GHC Retirement Plan. Ms. Laulis earned her pension benefits under the CBRP and the SRA.

Retirement Plan Benefits Under the CBRP and SRA Schedules

The CBRP was provided by GHC to eligible employees of Cable One prior to the spin-off. Each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% to 3.75%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Participants are 100% vested in their benefits after attaining age 65 while actively employed or after completion of three years of vesting service. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump sum payment. Vested benefits are payable at any time after termination of employment but must be paid by age 65 for employees who terminate employment prior to such age.

Under the SRA, each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.20% to 3.50%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump sum payment. Vested benefits are payable at any time after termination of employment but must be paid by age 65 for employees who terminate employment prior to such age.

DB SERP Benefits

Effective as of the spin-off, we established the defined benefit portion of the Cable One SERP (the “Cable One DB SERP”) with terms substantially similar to the defined benefit portion of the GHC SERP (the “GHC DB SERP”). The Cable One DB SERP, under which we assumed all obligations to current and former Cable One employees, including our NEOs, who participated in the GHC DB SERP, is a nonqualified plan that provides key executives who participate in the GHC Retirement Plan with a “supplemental retirement benefit.” Prior to the spin-off, participants in the GHC SERP were selected by GHC’s management as employees whom management most wanted to retain because of their superior performance and were approved for participation by the GHC’s Compensation Committee. The GHC DB SERP provided, and the Cable One DB SERP provides, for benefits to such participants, including our participating NEO, that were calculated based on the formulas in the GHC Retirement Plan, but included bonuses under GHC’s 2012 Incentive Compensation Plan, rather than just base salary, without regard to (i) the salary limitation applicable to tax-qualified plans ($285,000 in 2020) or (ii) the benefit limitation applicable to tax-qualified plans ($230,000 per year commencing at age 65 in 2020). The GHC DB SERP provided, and the Cable One DB SERP provides, benefits only to the extent that the benefit described above exceeds the benefit in the GHC Retirement Plan. Benefits under the Cable One DB SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in the GHC Retirement Plan, provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date.

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Pension Benefits

The following table shows years of credited service and the present value of accumulated benefits for the participating NEO under the Cable One SERP, computed as of December 31, 2020, which is the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the year ended December 31, 2020. Except for Ms. Laulis, none of our other NEOs participate in any pension plans sponsored or maintained by Cable One.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Julia M. Laulis	Cable One DB SERP	17	$103,615	—

(1)	Data in this column represents the number of years of credited service earned as of December 31, 2020.
(2)

Amounts in this column represent the actuarial present value of the accumulated benefits under the plan as of December 31, 2020. The benefits valued include CBRP amounts. The assumptions used in determining the present value of accumulated benefits are the Pri-2012 fully generational white-collar mortality table for males and females using Scale MP-2019 and a 3.24% discount rate. The benefits valued reflect service and earnings through the accrual freeze date of June 30, 2015 and are valued at age 65. There can be no assurance that the amounts listed in this column will ever be fully paid out.

Defined Contribution Plans

The Compensation Committee believes that both the U.S. tax-qualified and supplemental defined contribution plans are integral parts of our overall executive compensation program. Effective as of the spin-off, we established a defined contribution plan intended to be tax-qualified (the “Cable One 401(k) Plan”) and following the spin-off, all account balances of current and former Cable One employees, including our participating NEOs, held by the Savings Plan for GHC Divisions, which is one of GHC’s qualified defined contribution 401(k) plans (the “GHC 401(k) Plans”), were transferred to the Cable One 401(k) Plan. The Cable One 401(k) Plan provides for non-discretionary matching contributions up to 5% of an employee’s eligible compensation up to the salary limitation applicable to tax-qualified plans ($285,000 in 2020). Participants are eligible to receive Company matching contributions after one year of service, and participants are immediately vested in the Company matching contributions.

In addition, effective as of the spin-off, we established the defined contribution portion of the Cable One SERP (the “Cable One DC SERP”) with terms substantially similar to the defined contribution portion of the GHC SERP (the “GHC DC SERP”) under which we assumed all obligations to current and former Cable One employees who participated in the GHC DC SERP, including our participating NEOs. The GHC DC SERP provided, and the Cable One DC SERP provides, such executives with tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the applicable 401(k) plans, to the extent that benefits exceed those under the sponsored basic plans because of the tax law limitations ($57,000 in 2020). Among the benefits provided under the GHC DC SERP and Cable One DC SERP is a supplemental defined contribution plan benefit wherein we provided a matching contribution percentage up to 3% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits. The executive was required to defer compensation to the applicable SERP in order to receive the applicable matching Cable One credit each year. Deferred amounts will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the Cable One DC SERP are payable on the first day of the seventh month following termination of service.  In connection with the spin-off, on July 1, 2015, benefit accruals were frozen under the Cable One DC SERP, and the plan was closed to new participants.

Deferred Compensation Plans

Effective as of the spin-off, we established the Cable One Deferred Compensation Plan with terms substantially similar to the GHC Deferred Compensation Plan, under which plan we remain responsible for any obligations to current and former Cable One employees who participated in the GHC Deferred Compensation Plan, including Ms. Laulis.

Prior to the spin-off, the GHC Deferred Compensation Plan provided an opportunity for participants, including Ms. Laulis, to voluntarily defer the receipt of all or a portion of annual bonus and/or certain long-term cash awards under GHC’s 2012 Incentive Compensation Plan. Elections to defer must have been filed in advance of earning such awards. Deferred amounts will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the Cable One Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation from service or such other future date as specified by the participant at the time of election. Effective for deferral elections made on or after January 1, 2014, amounts deferred under the Cable One Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation of service regardless of the participant’s elections. In connection with the spin-off, on July 1, 2015, the Cable One Deferred Compensation Plan was closed to new participants, and no deferrals were permitted after December 31, 2015.

42  |  Cable One, Inc. ▪ 2021 Proxy Statement

Nonqualified Deferred Compensation

The following table shows quantitative information regarding our NEOs’ participation in the deferred compensation arrangements discussed above for 2020.

Name	Deferred Compensation Arrangement	Executive Contributions in 2020 ($)	Registrant Contributions in 2020 ($)	Aggregate Earnings in 2020 ($) (1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2020 ($)
Julia M. Laulis	Cable One DC SERP	—	—	$7,241	—	$61,306
	Cable One Deferred Compensation Plan	—	—	$(248)	$(10,159)	—

(1)

Amounts in this column represent investment gains or losses based on Ms. Laulis’ investment elections. These gains or losses are not included in the 2020 Summary Compensation Table because the gains or losses reflect market performance of investment indexes selected by Ms. Laulis.

Potential Payments Upon Termination or Change of Control

The following description and table showing the estimated dollar value of potential accelerated vesting that would be provided to our NEOs (or, in the case of death, to their respective estates or beneficiaries) under the PSA, RSA and SAR award agreements following a termination of their employment, assumes, in accordance with the SEC regulations, all relevant events occurred on December 31, 2020.

Termination of Employment

In the event the employment of each of our NEOs is terminated by the Company other than for “Cause” or by the NEO with “Good Reason” (a “qualifying termination”) on or following the first anniversary of the grant date: (a) the PSAs will remain outstanding and subject to any applicable performance conditions and the restrictions that apply to a prorated portion of PSAs will lapse at the time the Compensation Committee determines the applicable performance conditions have been achieved based on the number of days that have elapsed since the grant date, and (b) a prorated portion of RSAs and SARs will vest based on the number of days that have elapsed since the grant date. As defined in the applicable award agreements, “Cause” generally means any of the following: (i) fraud, misappropriation, dishonesty, theft, embezzlement or intentional misuse of Company funds or property; (ii) failure by the executive to substantially perform their duties; (iii) a conviction or plea of guilty or no contest to a felony or crime of moral turpitude; (iv) bad faith actions that result in a material detriment to the Company; or (v) material non-compliance or breach of Company agreements and policies, including misconduct, or a grossly negligent failure to supervise, that resulted in a material violation of Company policy that had a significant negative impact on the Company. As defined in the applicable agreements, “Good Reason” generally means any of the following: (i) a material reduction in base salary or target bonus opportunity; (ii) a material diminution of the executive’s title, duties or responsibilities; (iii) required relocation of the executive by more than 50 miles; or (iv) material breach of the applicable agreement by the Company.

In the event of death or disability of each of our NEOs on or following the first anniversary of the grant date, the restrictions that apply to a prorated portion of the RSAs and the PSAs (deemed achieved at target level performance) will lapse, and a prorated portion of SARs will vest based on the number of days that have elapsed since the grant date.

In the event of a qualifying termination of employment on December 31, 2020, no equity awards granted in 2020 would have vested because it was prior to the first anniversary of the grant date for such awards.

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Change of Control

Outstanding PSAs, RSAs and SARs will not accelerate vesting in connection with a “change of control” of the Company unless either, (a) a successor company refuses to assume the outstanding awards or substitute awards with the same material terms and conditions (including vesting) or (b) within 18 months following a change of control, the NEO experiences a qualifying termination. In the event achievement of the applicable performance goals for the PSAs has not been determined prior to the change of control or qualifying termination, as applicable, such performance goals will be deemed achieved at target-level performance. For purposes of these agreements, change of control (as defined in the 2015 Plan) generally means any of the following: (i) during any period of 24 months, our directors on the first day of such period (the “Incumbent Directors”) no longer constitute a majority of our directors (provided that any director supported by a majority of the Incumbent Directors will be considered an Incumbent Director); (ii) completion of a merger, sale of substantially all of the assets of or similar transaction involving the Company, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity; (iii) our stockholders approve a plan of complete liquidation or dissolution; or (iv) any person or entity becomes the beneficial owner of 30% or more of the combined voting power of the Company.

Potential Payments

The following table shows potential payments our NEOs would receive upon a qualifying termination of employment in various circumstances, including a qualifying termination of employment within 18 months following a change of control, in each case assuming that the qualifying termination or change of control occurred on December 31, 2020. In the event of a change of control without a qualifying termination (i.e., a single-trigger event), and assuming the successor company assumes any outstanding awards on the same material terms and conditions, our NEOs would not be entitled to any payments or benefits. Actual payments will only be determined upon the occurrence of any such event. For purposes of the values in this table, the intrinsic value of SARs and the value of PSAs and RSAs (including accrued dividends) are based on the closing price of a share of our common stock as of December 31, 2020 of $2,227.72.

Name	Benefit	Termination Without Cause or for Good Reason (1)	Death or Disability (1)	Termination Without Cause or for Good Reason on or Following a Change of Control (2)
Julia M. Laulis	Accelerated Equity Vesting	$8,111,939	$8,111,939	$15,410,991
Michael E. Bowker	Accelerated Equity Vesting	$3,498,027	$3,498,027	$7,336,718
Steven S. Cochran	Accelerated Equity Vesting	$3,719,305	$3,719,305	$7,987,438
James A. Obermeyer	Accelerated Equity Vesting	—	—	$2,506,728
Peter N. Witty	Accelerated Equity Vesting	$4,684,849	$4,684,849	$8,388,037

(1)

The amounts in this column represent the value of the pro-rata portion of outstanding SARs, PSAs and RSAs granted prior to 2020 that would accelerate vesting upon a qualifying termination or in the event of death or disability on December 31, 2020 for each NEO. SARs, PSAs and RSAs granted in 2020 would be forfeited upon such qualifying termination because such event would have occurred prior to the first anniversary of grant date. The value of PSAs is reflected at the actual level of achievement of the applicable performance metrics if certified by the Compensation Committee as of December 31, 2020, or based on the estimated level of achievement as of December 31, 2020 if not certified by the Compensation Committee as of December 31, 2020. The PSAs granted in 2018 were earned at 145.6% of target, but were subject to service-based vesting requirements as of December 31, 2020, and the PSAs granted in 2019 were earned at 144.1% of target, but were subject to service-based vesting requirements as of December 31, 2020.

(2)

The amounts in this column represent the value of all outstanding SARs, PSAs and RSAs for each NEO that would accelerate vesting and become exercisable, if applicable, upon a qualifying termination within 18 months following a change of control on December 31, 2020. The value of the PSAs granted in 2018, 2019 and 2020 are reflected at the actual level of achievement of the applicable performance metrics.

44  |  Cable One, Inc. ▪ 2021 Proxy Statement

Clawback Policy – Restrictive Covenants and Release

Our annual cash incentive program and our PSA, RSA and SAR award agreements are subject to our Clawback Policy (described in further detail in the section entitled “Compensation Discussion and Analysis—Corporate Governance Policies—Clawback Policy” above). The Clawback Policy contains restrictive covenants that obligate each NEO not to disclose any of our confidential information or knowingly or intentionally disparage the Company at any time. In addition, for two years following termination of employment, an NEO is not permitted to (i) compete with us by directly or indirectly rendering services to, or owning or acquiring certain interests in, any entity that provides services similar to the services we provide in the same areas as our systems, provides services to communities where we own systems, or provide services to us or (ii) directly or indirectly, solicit the employment of, employ or cause any other person to take such actions with respect to any person who was our employee or an employee of our affiliates on, or within two years prior to, the effective date of termination. In addition, under the applicable award agreements, accelerated vesting of PSAs, RSAs and SARs upon a termination due to disability, by the Company without “Cause” or by the NEO for “Good Reason” is subject to execution of a general release of claims in favor of the Company and its affiliates.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). To identify our median employee, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

■

We selected December 31, 2020 as the date upon which we would determine our employee population used to identify our median employee. As of December 31, 2020, we had 2,722 full-time, part-time, temporary and seasonal employees (excluding Ms. Laulis). We did not include independent contractors or leased workers in our determination.

■

In identifying our median employee from our employee population, we calculated the total cash compensation of each employee of ours and our subsidiaries (including employees from our acquisition of Valu-Net) included in the employee population described above, for the 12-month period that ended on December 31, 2020. Total cash compensation for these purposes included base salary or wages, overtime, bonus, and cash incentives/commissions and was calculated using internal payroll records. For employees that were hired in 2020 but did not work the full year, we did not annualize their compensation or make any full-time equivalent adjustments. In determining the 12-month total cash compensation for employees from our acquisition of Valu-Net, we did not take into account compensation paid in 2020 prior to the closing of the acquisition on July 1, 2020. We did not apply any cost-of-living adjustments as part of the calculation. Once we identified the median employee, we determined the annual total compensation of the median employee in accordance with the requirements for determining total compensation in the Summary Compensation Table.

The 2020 annual total compensation for our CEO, as reported in the 2020 Summary Compensation Table, was $3,731,808. The 2020 annual total compensation for our median employee was $61,486. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for 2020 was 61 to 1.

We believe that the ratio presented is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median employee and calculating the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the ratio reported by other companies may not be comparable to the ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own ratios.

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PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION FOR 2020

We are asking stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this Proxy Statement, commonly referred to as the “say-on-pay” vote. Although the say-on-pay vote is advisory and therefore non-binding, the Board and the Compensation Committee value the input of our stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program. At our 2020 Annual Meeting of Stockholders, nearly 99% of the votes cast voted in favor of our say-on-pay proposal. At this time, we intend to hold the advisory say-on-pay vote on an annual basis until the next required advisory vote on the frequency of future say-on-pay votes, which will occur at our 2023 Annual Meeting of Stockholders.

As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

■	Attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short- and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through meaningful ownership of Cable One stock by executives and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that total compensation opportunities are competitive.

We believe that our compensation programs have played a key role in our operating and financial success. We encourage stockholders to read the “Compensation Discussion and Analysis” above, which provides an overview of our executive compensation policies and procedures, how they operate and are designed to achieve our pay-for-performance objectives and how they were applied for 2020. The 2020 Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of the NEOs reported in this Proxy Statement has contributed to our success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NEOs FOR 2020.

46  |  Cable One, Inc. ▪ 2021 Proxy Statement

DIRECTOR COMPENSATION

The annual compensation arrangements for non-employee directors with respect to each service year, which runs from approximately May to May (based on the dates of the applicable annual meetings of stockholders and which are prorated for new directors elected during the service year), have been in place since May 2017 and are comprised of the following components:

Component	Amount
Cash Compensation
Annual Cash Retainer (each non-employee director)	$75,000
Lead Independent Director	$30,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Executive Committee Chair (1)	$10,000
Nominating and Governance Committee Chair (1)	$5,000
Equity Compensation
Annual Equity Award	$125,000

(1)	Payable only if the committee chair is a non-employee director other than the Lead Independent Director.

Each non-employee director will receive an annual equity award grant in the form of RSU awards under the 2015 Plan with a grant date fair value of approximately $125,000. Such RSUs will generally be granted on the date of our annual stockholders’ meeting and will vest on the earlier of the first anniversary of the grant date or the annual stockholders’ meeting date immediately following the grant date, subject to the non-employee director’s continued service through such vesting date. Settlement of such RSUs will be in the form of one share of the Company’s common stock and will follow vesting, unless the director has previously elected to defer such settlement. Non-employee directors may elect to defer the settlement of all or a portion of their RSUs until the earlier of separation from service from the Board, a date specified by the director (if any) and a “change of control” of the Company (as defined above in the section entitled “Potential Payments Upon Termination or Change of Control”). Non-employee directors may also elect to defer all or a portion of their annual cash fees (including the annual cash retainer and any additional committee chair cash retainers or lead independent director cash retainer) that will be converted to and deferred as RSUs. Dividends associated with RSUs are accrued and will be paid out in cash at the time of settlement, except that any dividends associated with RSUs granted prior to the 2017 annual grant of RSUs are converted into deferred stock units (“DSUs”) if the value of such dividends exceeds the value of a share of our common stock on the dividend payment date, which will be delivered at the time of settlement of the associated RSUs. Notwithstanding the foregoing, such RSUs will vest, and be settled, upon a change of control of the Company.

Non-employee directors who serve as a committee chair or lead independent director for less than the full year, or who serve in multiple roles, will be eligible for the additional cash component for such partial service or additional roles on a case-by-case basis, as determined by the Board. We also reimburse our non-employee directors for out-of-pocket expenses incurred related to the meetings they attend.

Employee directors do not receive additional compensation for serving on the Board.

In determining our current annual compensation arrangements for non-employee directors, the Board considered an independent review conducted by FW Cook in 2020 of our non-employee director compensation program on behalf of the Compensation Committee and the Board. FW Cook compared each element of non-employee director compensation to that of a peer group comprised of the same companies disclosed for our 2020 NEO compensation peer group under “Compensation Discussion and Analysis—Our Executive Compensation Program and Practices—Use of Peer Companies” on page 27, except for the addition of Iridium Communications and Shaw Communications and the removal of Gogo, NII Holdings and Zayo Group Holdings. In assessing the compensation provided to our non-employee directors, FW Cook utilized comparative data disclosed in peer companies’ publicly available proxy statements along with other documents filed with the SEC.

Our non-employee director compensation program is designed so that the amount and form of compensation is in line with typical peer practice. Similar to our approach to executive compensation, a substantial portion of annual non-employee director compensation is comprised of equity awards. For 2020, our total annual base compensation value was modestly above the peer median. In light of the competitive amount paid under and the best practices structured into our non-employee director compensation program, no changes were made to the program for 2020.

Cable One, Inc. ▪ 2021 Proxy Statement  |  47

Our stock ownership guidelines for non-employee directors require stock ownership of a multiple of five times the annual base cash retainer, or $375,000, which each non-employee director is expected to achieve within a five-year compliance period commencing with the date of the non-employee director’s initial election to the Board. Compliance with the stock ownership guideline is reviewed annually, and all of our non-employee directors were in compliance with the stock ownership guidelines as of December 31, 2020.

Director Compensation

The following table shows the compensation paid by the Company during the year ended December 31, 2020 to our non-employee directors.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2), (3)	All Other Compensation ($) (4)	Total ($)
Brad D. Brian	$13,908	$198,206	—	$212,114
Thomas S. Gayner	—	$229,405	—	$229,405
Deborah J. Kissire	$89,417	$124,796	$1,000	$215,213
Mary E. Meduski	—	$198,206	$1,000	$199,206
Thomas O. Might	$74,514	$124,796	$10,000	$209,310
Kristine E. Miller	$74,514	$124,796	—	$199,310
Sherrese M. Smith	—	$153,523	—	$153,523
Alan G. Spoon (5)	$25,582	$179,853	—	$205,435
Wallace R. Weitz	—	$209,217	—	$209,217
Katharine B. Weymouth	$74,514	$124,796	—	$199,310

(1)

Ms. Laulis is not included in this table because she was an employee of the Company in 2020 and received no additional compensation for her service as a director. The compensation received by Ms. Laulis as an employee is shown in the 2020 Summary Compensation Table.

(2)

Amounts in this column represent the grant date fair value of the RSU awards computed in accordance with Topic 718 and reflect an estimate of the grant date fair value of RSU grants made during 2020, rather than the amounts paid to or realized by our non-employee directors. There can be no assurance that the amounts shown will be realized, and amounts could ultimately exceed these calculated fair values. The RSUs are scheduled to vest on the earlier of the first anniversary of the grant date or the annual stockholders’ meeting date immediately following the grant date, subject to the service-based vesting conditions and settlement dates described in the narrative above. Amounts in this column include RSUs issued in lieu of annual cash fees for non-employee directors who elected to defer all or a portion of such annual cash fees (based on a May 2020 to May 2021 service year) and are scheduled to vest on May 15, 2021.

(3)	The following table shows the aggregate number of unvested and outstanding RSUs held by each non-employee director at December 31, 2020.

Name	Unvested and Outstanding RSUs at December 31, 2020
Brad D. Brian	108
Thomas S. Gayner	125
Deborah J. Kissire	68
Mary E. Meduski	108
Thomas O. Might	68
Kristine E. Miller	68
Sherrese M. Smith	83
Alan G. Spoon (5)	98
Wallace R. Weitz	114
Katharine B. Weymouth	68

(4)	Amounts in this column reflect matching charitable contributions to the Natural Disaster Fund for Cable One employees.

(5)	Mr. Spoon retired as a member of the Board effective February 8, 2021.

48  |  Cable One, Inc. ▪ 2021 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables provide information regarding the beneficial ownership of our common stock as of April 5, 2021 by:

■	each executive officer named in the 2020 Summary Compensation Table;

■	each of our directors and nominees for director;

■	all of our executive officers and directors as a group; and

■	each of our stockholders who we believe (based on the assumptions described below) beneficially owns more than 5% of our outstanding common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the table below has sole voting and investment power with respect to the securities they or it holds, subject to applicable community property law.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Under such rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means. The percentages shown are calculated based on 6,034,547 shares outstanding on April 5, 2021. The numbers and percentages shown include shares actually owned on April 5, 2021 and shares, SARs (in the case of executive officers and Mr. Might), RSUs or DSUs (in the case of non-employee directors) that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of April 5, 2021 upon the exercise of SARs or the delivery of RSUs or DSUs are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares owned by any other person or group.

The address of each of our NEOs and directors identified in the table below is c/o Cable One, Inc., 210 E. Earll Drive, Phoenix, Arizona, 85012.

Name	Direct Ownership	Shares Underlying Exercisable SARs (1)	RSUs and DSUs (2)	Total Beneficial Ownership	Percentage Owned
NEOs and Directors:
Julia M. Laulis (3)	10,676	4,836	—	15,512	*
Michael E. Bowker (4)	3,391	1,067	—	4,458	*
Steven S. Cochran (5)	2,872	689	—	3,561	*
James A. Obermeyer (6)	886	87	—	973	*
Peter N. Witty (7)	2,222	530	—	2,752	*
Brad D. Brian	571	—	905	1,476	*
Thomas S. Gayner (8)	5,773	—	1,287	7,060	*
Deborah J. Kissire	100	—	1,404	1,504	*
Mary E. Meduski	—	—	255	255	*
Thomas O. Might	13,696	5,107	68	18,871	*
Kristine E. Miller	67	—	68	135	*
Sherrese M. Smith	—	—	83	83	*
Wallace R. Weitz	—	—	1,700	1,700	*
Katharine B. Weymouth	—	—	378	378	*
All executive officers and directors as a group, eliminating duplications (17 individuals)	45,229	17,930	6,148	69,307	1.1%

Cable One, Inc. ▪ 2021 Proxy Statement  |  49

Name	Beneficial Ownership	Percentage Owned
Principal Stockholders:
T. Rowe Price Associates, Inc. (9)	757,200	12.5%
BlackRock, Inc. (10)	629,221	10.4%
Daniel L. Mosley (11)	604,405	10.0%
Donald E. Graham (12)	528,291	8.8%
The Vanguard Group (13)	494,356	8.2%

*	Less than 1%.

(1)

For the executive officers and Mr. Might, includes the net number of shares issuable upon exercise of vested SARs. Following vesting, upon exercise of a SAR, the holder would receive the value of the appreciation in the share subject to the SAR over the exercise price. For purposes of this column, the net number of shares issuable upon exercise has been calculated using the closing price of a share of our common stock as of April 5, 2021 ($1,867.40).

(2)

For non-employee directors, includes the number of shares to be received at settlement upon the lapse of restrictions applicable to RSUs and DSUs per the terms of the non-employee director’s deferral election.

(3)

The amount includes 4,378 shares of restricted stock awarded to Ms. Laulis in accordance with the 2015 Plan and 4,547 shares held in a trust with Ms. Laulis’ spouse, with whom Ms. Laulis shares voting and investment power.

(4)	The amount includes 1,717 shares of restricted stock awarded to Mr. Bowker in accordance with the 2015 Plan.

(5)	The amount includes 1,830 shares of restricted stock awarded to Mr. Cochran in accordance with the 2015 Plan.

(6)	The amount includes 872 shares of restricted stock awarded to Mr. Obermeyer in accordance with the 2015 Plan.

(7)	The amount includes 1,375 shares of restricted stock awarded to Mr. Witty in accordance with the 2015 Plan.

(8)	The amount includes 5,200 shares of our common stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(9)

Based on a Schedule 13G/A filed on February 16, 2021, T. Rowe Price Associates, Inc. (“T. Rowe”), an investment advisor, was deemed to be the beneficial owner of 757,200 shares of our common stock. Based on the Schedule 13G/A, T. Rowe has sole voting power over 167,381 shares and sole dispositive power over 757,200 shares. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(10)

Based on a Schedule 13G/A filed on January 27, 2021, BlackRock, Inc. (“BlackRock”), a holding company, was deemed to be the beneficial owner of 629,221 shares of our common stock. Based on the Schedule 13G/A, BlackRock has sole voting power over 599,174 shares and sole dispositive power over 629,221 shares. The address of BlackRock is 55 E. 52nd Street, New York, New York 10055.

(11)

According to information as of March 5, 2021 and available to the Company, Mr. Mosley, as a trustee of various trusts, has voting and investment power with respect to shares of our common stock as follows: sole voting and investment power, 25,800 shares; and shared voting and investment power, 578,605 shares, which includes 112,013 shares in a trust for which Mr. Mosley is a co-trustee with Mr. Graham and Mr. Graham has the power to amend or revoke. The address of Mr. Mosley is 825 Eighth Avenue, New York, New York 10019.

(12)

According to information as of March 5, 2021 and available to the Company, Mr. Graham, as an individual and as a trustee of various trusts, has voting and investment power with respect to shares of our common stock as follows: sole voting and investment power, 130,207 shares; and shared voting and investment power, 398,084 shares. The address of Mr. Graham is 1300 N. 17th Street, Arlington, Virginia 22209.

(13)

Based on a Schedule 13G/A filed on February 10, 2021, The Vanguard Group (“Vanguard”), an investment advisor, was deemed to be the beneficial owner of 494,356 shares of our common stock. Based on the Schedule 13G/A, Vanguard has sole voting power over 0 shares, shared voting power over 5,360 shares, sole dispositive power over 484,659 shares and shared dispositive power over 9,697 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

50  |  Cable One, Inc. ▪ 2021 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information as of December 31, 2020 concerning our compensation plans under which equity securities of the Company are authorized to be issued.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	43,167	$866.54	119,595
Equity compensation plans not approved by security holders	—	—	—
Total	43,167	$866.54	119,595

(1)

Column (a) includes 7,563 shares underlying outstanding RSUs and DSUs and 35,604 shares to be issued upon exercise of outstanding SARs. Because there is no exercise price associated with RSUs, these awards are not included in the weighted-average exercise price calculation presented in column (b). The SARs are exercisable for shares with a value equal to the increase in the fair market value of our common stock over the exercise price. For the purposes of calculating the number of shares to be issued upon exercise of the SARs, we have used the closing price of a share of our common stock as reported by the NYSE as of December 31, 2020 ($2,227.72). See Note 15 of the Notes to the Consolidated Financial Statements contained in our 2020 Form 10-K for additional information about our equity compensation plans, including the 2015 Plan.

Cable One, Inc. ▪ 2021 Proxy Statement  |  51

REPORT OF THE AUDIT COMMITTEE

One of the standing committees of the Board is the Audit Committee. Currently, there are three non-employee members of the Board on the Audit Committee: Deborah J. Kissire, who serves as Chair of the Audit Committee, Mary E. Meduski and Katharine B. Weymouth. The Audit Committee operates under a delegation of authority from the Board, which has determined that each Audit Committee member is “independent” under the listing standards of the NYSE.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with GAAP and for the financial reporting process, including the Company’s system of internal control. The Company’s independent auditor, PwC, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP, as well as expressing an opinion on the effectiveness of internal control over financial reporting in accordance with the requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s role is one of oversight. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor.

In performing its oversight function, the Audit Committee has:

■	reviewed and discussed the audited fiscal year 2020 financial statements with the Company’s management;

■	discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and

■

received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC their independence.

The Audit Committee has also considered whether PwC’s provision of non-audit services to the Company is compatible with the independence of such firm and reviewed matters relating to the Company’s internal control over financial reporting.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board, and the Board approved, that the audited fiscal year 2020 financial statements be included in the 2020 Form 10-K for filing with the SEC.

Deborah J. Kissire, Chair
Mary E. Meduski
Katharine B. Weymouth

52  |  Cable One, Inc. ▪ 2021 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy and Procedures Governing Related Person Transactions

Our Board has adopted a written policy for the review and approval of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than 5% of any outstanding class of our voting securities or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair or other committee member, under certain circumstances) is responsible for applying the policy with the assistance of our General Counsel or their designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; we are, will or may be expected to be a participant; and any related person has or will have a direct material interest or an indirect material interest.

The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may take into account such factors it deems appropriate in its determination to approve or ratify a transaction, which may include:

■	the extent of the related person’s interest in the transaction;

■	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling their duties and responsibilities to the Company;

■	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

■	whether the transaction is in the best interests of the Company and its stockholders;

■	whether the transaction is consistent with any conflict of interest policies set forth in our Code of Business Conduct and other policies; and

■

whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director within the meaning of the NYSE listing standards or our Corporate Governance Guidelines; (ii) an “outside director” within the meaning of Section 162(m) of the Code or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the Compensation Committee; or (iii) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee.

The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including, but not limited to:

■	conditions relating to ongoing reporting to the Nominating and Governance Committee and other internal reporting;

■	limitations on the dollar amount of the transaction;

■	limitations on the duration of the transaction or the Nominating and Governance Committee’s approval of the transaction; and

■	other conditions for the protection of the Company and to avoid conferring an improper benefit or creating the appearance of a conflict of interest.

Cable One, Inc. ▪ 2021 Proxy Statement  |  53

Related Person Transaction Recusal

Mr. Gayner and Ms. Weymouth, who are members of our Board, also serve on the board of directors of GHC (our former corporate parent). These members of our Board may be required to recuse themselves from deliberations relating to any existing or future arrangements between our Company and GHC.

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

Deadline for the Submission of Stockholder Proposals for Inclusion in Our Proxy Statement for Our 2022 Annual Meeting of Stockholders

If any stockholder wishes to submit a proposal to be considered for inclusion in our proxy materials for our 2022 Annual Meeting of Stockholders, such proposal must comply with the requirements of the SEC’s proxy rules and be submitted in writing, received by December 17, 2021, and addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012.

Deadline and Procedures Under Our By-laws for Stockholder Nominations and Other Proposals Not Included in Our Proxy Statement for Our 2022 Annual Meeting of Stockholders

Under our By-laws, any stockholder of record wishing to appear at our 2022 Annual Meeting of Stockholders and submit a proposal or nominate a person for election to our Board must submit the proposal or nomination to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012 not earlier than January 21, 2022 and not later than February 20, 2022. Any such stockholder proposal or director nomination will not appear in our proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All stockholder proposals and director nominations, other than stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of our By-laws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

A number of brokers have instituted householding of proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York, 11717, and include your name, the name of your broker or other nominee and your account number(s). If you reside at a shared address to which a single copy of the proxy materials was delivered and you wish to receive a separate copy of the proxy materials, we will deliver such copy promptly upon written request addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012 or by calling (602) 364-6000.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the only matters that the Board expects to present at the Annual Meeting are those discussed herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote on those matters in accordance with their best judgment.

54  |  Cable One, Inc. ▪ 2021 Proxy Statement

ANNEX A

USE OF NON-GAAP FINANCIAL MEASURES

The Company uses certain measures that are not defined by GAAP to evaluate various aspects of its business. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income in the “Reconciliations of Non-GAAP Measures” tables below. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the “Reconciliations of Non-GAAP Measures” tables below.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset sales and disposals, system conversion costs, rebranding costs, (gain) loss on sale of business, equity method investment earnings, other (income) expense and other unusual expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables below. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, change in deferred income taxes and other unusual expenses, as defined in the “Reconciliations of Non-GAAP Measures” tables below.

The Company uses Adjusted EBITDA and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit facilities and senior unsecured notes to determine compliance with the covenants contained in the Company’s credit agreement and the ability to take certain actions under the indenture governing the notes. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA is useful (a) in the context of this Proxy Statement because it is used as the basis for the Company’s annual incentive compensation program and (b) to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful (y) in the context of this Proxy Statement because it relates to the performance goal for the 2021 PSAs and (z) to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its stockholders.

Adjusted EBITDA, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

A-1  |  Cable One, Inc. ▪ 2021 Proxy Statement

Reconciliations of Non-GAAP Measures

	Year Ended December 31,
(in thousands)	2020 (1)	2019 (2)
Net income	$304,391	$178,582
Plus: Interest expense	73,607	71,729
Income tax provision	76,317	55,233
Depreciation and amortization	265,658	216,687
Equity-based compensation	14,592	12,300
Severance expense	—	215
Loss on deferred compensation	231	400
Acquisition-related costs	3,873	9,590
(Gain) loss on asset sales and disposals, net	(1,072)	7,187
System conversion costs	1,350	4,828
Rebranding costs	2,731	7,294
Gain on sale of business	(82,574)	—
Equity method investment earnings	(1,376)	—
Other expense, net	16,411	4,907
Adjusted EBITDA	674,139	568,952
Less: Capital expenditures	293,229	262,352
Adjusted EBITDA less capital expenditures	$380,910	$306,600

	Year Ended December 31,
(in thousands)	2020 (1)	2019 (2)
Net cash provided by operating activities	$574,371	$491,741
Capital expenditures	(293,229)	(262,352)
Interest expense	73,607	71,729
Amortization of debt issuance costs	(4,305)	(4,646)
Income tax provision	76,317	55,233
Changes in operating assets and liabilities	40,426	(18,118)
Decrease in deferred income taxes	(87,182)	(50,011)
Loss on deferred compensation	231	400
Acquisition-related costs	3,873	9,590
Severance expense	—	215
Write-off of debt issuance costs	(6,181)	(4,210)
System conversion costs	1,350	4,828
Rebranding costs	2,731	7,294
Fair value adjustments	(17,510)	—
Other expense, net	16,411	4,907
Adjusted EBITDA less capital expenditures	$380,910	$306,600

(1)	Includes Valu-Net operations and excludes Anniston operations for the periods beginning July 1, 2020 and October 1, 2020, respectively, the dates on which each was acquired or divested, as applicable.
(2)	Includes Clearwave and Fidelity operations for the periods beginning January 8, 2019 and October 1, 2019, respectively, the dates on which each was acquired.

Cable One, Inc. ▪ 2021 Proxy Statement  |  A-2

Cable One™

CABLE ONE, INC
210 EAST EARLL DRIVE
PHOENIX, AZ 85012

SCAN TO VIEW MATERIALS & VOTE

THERE ARE THREE WAYS TO VOTE YOUR PROXY

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above
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VOTE BY PHONE - 1-800-690-6903
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CABLE ONE, INC.

The Board of Directors unanimously recommends you vote FOR all Nominees.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Thomas S. Gayner	☐	☐	☐
1b. Deborah J. Kissire	☐	☐	☐
1c. Thomas O. Might	☐	☐	☐
1d. Kristine E. Miller	☐	☐	☐

The Board of Directors unanimously recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers for 2020	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Cable One™

ANNUAL MEETING OF STOCKHOLDERS
Friday, May 21, 2021
8:00 a.m. (local time)

You may vote over the Internet, by telephone, or by mail.
Please read the card carefully for instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D45209-P50776

CABLE ONE, INC.
This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 21, 2021

The undersigned stockholder of CABLE ONE, INC., a Delaware corporation (the "Company"), hereby appoints Julia M. Laulis and Steven S. Cochran, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Stockholders to be held on Friday, May 21, 2021, at 8:00 a.m., local time, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal; **however, if no instruction is given on the reverse side, this proxy will be voted in accordance with the Board of Directors' recommendations;** and (ii) to vote, in their discretion, with respect to such other matters (including matters incidental to the conduct of the meeting) as may properly come before the meeting or any postponements or adjournments thereof.

Continued and to be signed on reverse side